Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 10, 2008,

among

ATLANTIC TELE-NETWORK, INC.,

as Borrower,

each of the

GUARANTORS

referred to herein,

COBANK, ACB,

as Administrative Agent, Arranger, an Issuing Lender and a Lender,

and

the other Lenders referred to herein

TABLE OF CONTENTS

SECTION 1 AMOUNTS AND TERMS OF FACILITIES		1
1.1	Facilities	1
1.2	Interest	7
1.3	Notice of Borrowing, Conversion or Continuation of Loans	10
1.4	Fees and Expenses	11
1.5	Payments	12
1.6	Repayments of Loans and Reduction of the Revolver Loan Commitment	13
1.7	Voluntary Prepayments and Other Mandatory Repayments	15
1.8	Application of Prepayments and Repayments; Payment of Breakage Fees, Etc	16
1.9	Loan Accounts	16
1.10	Changes in LIBOR Rate Availability	17
1.11	Capital Adequacy and Other Adjustments	17
1.12	Optional Prepayment/Replacement of Lender in Respect of Increased Costs	18
1.13	Taxes	19
1.14	Changes in Tax Laws	20
1.15	Term of This Agreement	21
1.16	Letter of Credit Liability	21

SECTION 2 AFFIRMATIVE COVENANTS		22
2.1	Compliance With Laws	22
2.2	Maintenance of Books and Records; Properties; Insurance	22
2.3	Inspection	23
2.4	Legal Existence, Etc	24
2.5	Use of Proceeds	24
2.6	Further Assurances; Notices of Acquisition of Real Property	24
2.7	CoBank Patronage Capital	25
2.8	Collateral Assignments of Material Contracts	25
2.9	Investment Company Act	26
2.10	Payment of Obligations	26
2.11	Environmental Laws	26
2.12	Creation or Acquisition of Subsidiaries	27
2.13	Interest Rate Protection	28
2.14	ERISA	28
2.15	Post-Closing Letter	28

SECTION 3 NEGATIVE COVENANTS		28
3.1	Indebtedness	29
3.2	Liens and Related Matters	30
3.3	Investments	31
3.4	Contingent Obligations	32
3.5	Restricted Junior Payments	33
3.6	Restriction on Fundamental Changes	33
3.7	Disposal of Assets or Subsidiary Stock	34

3.8	Transactions with Affiliates	34
3.9	Management Fees	34
3.10	Conduct of Business	35
3.11	Fiscal Year	35
3.12	Modification of Agreements	35
3.13	Inconsistent Agreements	35
3.14	Hedging Agreements	35

SECTION 4 FINANCIAL COVENANTS AND REPORTING		35
4.1	Total Net Leverage Ratio	36
4.2	Total Interest Coverage Ratio	36
4.3	Equity to Assets Ratio	36
4.4	Financial Statements and Other Reports	36
4.5	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	39

SECTION 5 REPRESENTATIONS AND WARRANTIES		40
5.1	Disclosure	40
5.2	No Material Adverse Effect	40
5.3	Organization, Powers, Authorization and Good Standing	40
5.4	Compliance of Agreement, Loan Documents and Borrowings with Applicable Law	41
5.5	Compliance with Law; Governmental Approvals	41
5.6	Tax Returns and Payments	41
5.7	Environmental Matters	42
5.8	Financial Statements	42
5.9	Intellectual Property	42
5.10	Litigation, Investigations, Audits, Etc	42
5.11	Employee Labor Matters	43
5.12	ERISA Compliance	43
5.13	Communications Regulatory Matters	44
5.14	Perfection and Priority	44
5.15	Solvency	45
5.16	Investment Company Act	45
5.17	Intentionally omitted	45
5.18	Title to Properties	45
5.19	Subsidiaries	45
5.20	Transactions with Affiliates	45
5.21	Patriot Act	46

SECTION 6 EVENTS OF DEFAULT AND RIGHTS AND REMEDIES		46
6.1	Event of Default	46
6.2	Suspension of Loan Commitments	49
6.3	Acceleration	49
6.4	Rights of Collection	50
6.5	Consents	50

6.6	Intentionally omitted	50
6.7	Set Off and Sharing of Payments	50
6.8	Application of Payments	51
6.9	Adjustments	51

SECTION 7 CONDITIONS TO LOANS		51
7.1	Conditions to Initial Loan	51
7.2	Conditions to All Loans	54

SECTION 8 ASSIGNMENT AND PARTICIPATION		55
8.1	Assignments and Participations in Loans and Notes	55
8.2	Administrative Agent	58
8.3	Amendments, Consents and Waivers for Certain Actions	63
8.4	Disbursement of Funds	64
8.5	Disbursements of Advances; Payments	64

SECTION 9 MISCELLANEOUS		65
9.1	Indemnities	65
9.2	Amendments and Waivers	66
9.3	Notices	67
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	68
9.5	Marshaling; Payments Set Aside	68
9.6	Severability	68
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	68
9.8	Headings	68
9.9	Applicable Law	68
9.10	Successors and Assigns	69
9.11	No Fiduciary Relationship	69
9.12	Construction	69
9.13	Confidentiality	69
9.14	Consent to Jurisdiction and Service of Process	69
9.15	Waiver of Jury Trial	70
9.16	Survival of Warranties and Certain Agreements	71
9.17	Entire Agreement	71
9.18	Counterparts; Effectiveness	71
9.19	Patriot Act	71
9.20	Guaranty of Secured Obligations by Guarantors	71
9.21	FCC and PUC Compliance	76

SECTION 10 DEFINITIONS		76
10.1	Certain Defined Terms	76
10.2	Other Definitional Provisions	93

SCHEDULES

Schedule 3.3(C)	Existing Investments
Schedule 3.8	Transactions with Affiliates
Schedule 5.3(A)	Jurisdiction of Organization
Schedule 5.3(C)	Qualification to Transact Business
Schedule 5.4	Compliance
Schedule 5.10	Litigation, Etc
Schedule 5.11	Labor Matters
Schedule 5.13(A)	License Information
Schedule 5.13(B)	Valid Licenses
Schedule 5.19	Subsidiaries

EXHIBITS

Exhibit 1.3	Form of Notice of Borrowing/Conversion/Continuation
Exhibit 2.12	Form of Joinder Agreement
Exhibit 4.4(C)	Form of Compliance Certificate
Exhibit 10.1(A)	Form of Assignment and Assumption
Exhibit 10.1(B)	Form of Revolver Note
Exhibit 10.1(C)	Form of Term Loan Note

INDEX OF DEFINED TERMS

Defined Term	Defined in Section

Accounting Change	§4.5
Act	§10.1
Adjustment Date	§10.1
Administrative Agent	§10.1
Affiliate	§10.1
Affected Lender	§1.12
Agreement	§10.1
Applicable Law	§10.1
Approved Fund	§10.1
Arranger	§10.1
Asset Disposition	§10.1
Assignment and Assumption	§10.1
Available Revolver Loan Commitment	§10.1
Avoidance Provisions	§9.20(A)
Bankruptcy Code	§10.1
Base Rate	§10.1
Base Rate Loans	§10.1
BDC	§10.1
Benefited Lender	§6.9
Borrower	Preamble
Breakage Fee	§1.4(C)
Budgets	§4.4(G)
Business Day	§10.1
Calculation Period	§10.1
Capital Lease	§10.1
Cash Equivalents	§10.1
Certificate of Exemption	§1.13(B)
Change of Control	§10.1
Closing Date	§10.1
CoBank	Preamble
Collateral	§10.1
Collateral Contract Assignments	§10.1
Communications Act	§10.1
Communications System	§10.1
Compliance Certificate	§4.4(C)
Contingent Obligation	§10.1
Default	§10.1
Defaulting Lender	§10.1
EBITDA	§10.1
Environmental Laws	§10.1

Equity	§10.1
Equity to Assets Ratio	§10.1
ERISA	§10.1
ERISA Affiliate	§10.1
ERISA Event	§10.1
Event of Default	§6.1
Excluded Taxes	§10.1
Facility(ies)	§10.1
FCC	§10.1
FDPA	§2.2
Federal Funds Rate	§10.1
Foreign Lender	§1.13(B)
Fund	§10.1
Funding Date	§7.2
GAAP	§10.1
Governmental Approvals	§10.1
Governmental Authority	§10.1
GTT	§10.1
Guarantor(s)	Preamble
Hedge Agreements	§10.1
Incremental Term Loan(s)	§1.1(C)
Incremental Term Loan Commitment(s)	§1.1(C)
Incremental Term Loan Facility(ies)	§1.1(C)
Indebtedness	§10.1
Indemnitees	§9.1
Intellectual Property Rights	§5.9
Interest Period	§10.1
Investment	§10.1
IRC	§10.1
ISP	§1.1(F)
Issuing Lender	§10.1
Joinder Agreement	§10.1
Lender(s)	§8.2(F)
Letter(s) of Credit	§1.1(F)
Letter of Credit Liability	§10.1
Letter of Non-Exemption	§1.13(B)
LIBOR	§10.1
LIBOR Interest Period	§1.2(C)
LIBOR Loans	§10.1
LIBOR Margin	§10.1
Licenses	§10.1
Lien	§10.1
Loan(s)	§10.1
Loan Commitment(s)	§10.1
Loan Documents	§10.1

2

Loan Party(ies)	Preamble
Material Adverse Effect	§10.1
Material Contracts	§10.1
Material Leased Property	§10.1
Material Owned Property	§10.1
Maximum Guarantor Liability	§9.20(A)
Multi-employer Plan	§10.1
Net Proceeds	§10.1
Non-Consenting Lender	§9.2
Note(s)	§10.1
Notice of Borrowing/Conversion/Continuation	§1.3(A)
Obligations	§10.1
Other Debtor Relief Law	§9.20(A)
Other Parties	§9.20(G)(iii)
Participant(s)	§8.1(D)
Patriot Act	§9.19
PBGC	§10.1
Pension Plan	§10.1
Permitted Acquisition	§10.1
Permitted Encumbrances	§10.1
Person	§10.1
Plan	§10.1
Portfolio Interest Exemption Certificate	§1.13(B)
Post-Closing Letter	§10.1
Prime Rate	§10.1
Pro forma Basis	§10.1
Pro Rata Share	§10.1
Proposed Change	§9.2
PUC	§10.1
PUC Laws	§10.1
Register	§8.1(C)
Replacement Lender	§1.12(A)
Representatives	§8.2(E)
Related Parties	§10.1
Reportable Event	§10.1
Requisite Lenders	§8.2(F)
Restricted Junior Payment	§10.1
Revolver Commitment Fee	§1.4(A)
Revolver Expiration Date	§10.1
Revolver Facility	§10.1
Revolver Loan Commitment	§10.1
Revolver Loan(s)	§10.1
Revolver Note(s)	§10.1
SEC	§4.4(A)
Secured Hedge Agreement	§10.1

3

Secured Obligations	§10.1
Secured Parties	§10.1
Security Agreements	§10.1
Security Agreement Collateral	§5.14
Security Documents	§10.1
Security Interest	§10.1
Statement	§4.4(B)
Subordinated Intercompany Lender	§9.20(J)
Subsidiary	§10.1
Substitute Lender	§9.2
Tax Liabilities	§1.13(A)
Term Loan	§10.1
Term Loan Commitment	§10.1
Term Loan Facility	§10.1
Term Loan Maturity Date	§10.1
Term Loan Note(s)	§10.1
Total Interest Coverage Ratio	§10.1
Total Net Leverage Ratio	§10.1
UCP	§1.1(F)

4

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 10, 2008, among ATLANTIC TELE-NETWORK, INC., a Delaware corporation (“Borrower”), each of the Subsidiaries of Borrower which is or hereafter becomes a guarantor of the Secured Obligations (individually, a “Guarantor” and, collectively, the “Guarantors”; and together with Borrower, individually a “Loan Party” and, collectively, the “Loan Parties”), COBANK, ACB (individually, “CoBank”), as Administrative Agent, Arranger, an Issuing Lender and a Lender, BANCO POPULAR DE PUERTO RICO, BROWN BROTHERS HARRIMAN & CO., and RAYMOND JAMES BANK, FSB, each as an initial Lender, and such other Lenders as may from time to time become a party to this Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in Subsection 10.1.

R E C I T A L S:

WHEREAS, Borrower desires that the Lenders extend to Borrower (A) a revolving loan facility, the proceeds of which are to be available to repay the existing debt of Borrower and to provide funds for the working capital, capital expenditures and other lawful corporate purposes of Borrower and its Subsidiaries, to finance certain Permitted Acquisitions permitted herein, to finance certain Restricted Junior Payments permitted herein, and to support the issuance of Letters of Credit, and (B) a term loan facility, the proceeds of which are to be available to repay the existing debt of the Borrower, to provide funds for the working capital, capital expenditures and other lawful corporate purposes of Borrower and its Subsidiaries, to finance certain Permitted Acquisitions permitted herein, to finance certain Restricted Junior Payments permitted herein and to finance certain costs associated with the Revolver and Term Loan Facilities; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1
AMOUNTS AND TERMS OF FACILITIES

1.1  Facilities.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Loan Parties contained herein and in the other Loan Documents:

(A)          Revolver Facility.  Each Lender, severally and not jointly, agrees to lend to Borrower, from time to time during the period commencing on the date all conditions precedent set forth in Subsections 7.1 and 7.2 are satisfied or waived as provided herein and ending on the Business Day immediately preceding the Revolver Expiration Date, its Pro Rata Share of each Revolver Loan; provided that no Lender shall be required at any time to lend more than its respective Pro Rata Share of the Available Revolver Loan Commitment; and provided, further, that at any one time the aggregate principal amount of the Revolver Loans outstanding may not exceed the Revolver Loan Commitment less the outstanding Letter of Credit Liability.  Within the limits of and subject to the Available Revolver Loan Commitment, this Subsection 1.1(A) and Subsections 1.6, 1.7 and 1.8, amounts borrowed under this Subsection 1.1(A) may be repaid or prepaid and, at any time up to and including the Business Day immediately preceding the Revolver Expiration Date, reborrowed.

(B)           Term Loan Facility.  Each Lender, severally and not jointly, agrees to lend to Borrower, in a single advance on the Closing Date, its Pro Rata Share of the Term Loan Commitment; provided all conditions precedent set forth in Subsections 7.1 and 7.2 are satisfied or waived by Administrative Agent as provided herein.  Amounts borrowed under this Subsection 1.1(B) that are repaid or prepaid may not be reborrowed.

(C)           Incremental Term Loan Facilities. Borrower and any one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by Borrower, Administrative Agent, and such Lender, in form and substance reasonably acceptable to each of them), which Lenders are reasonably acceptable to Administrative Agent and to Borrower, may agree, upon at least 10 days’ prior written notice to Administrative Agent, that such Lenders shall make one or more additional term loan facilities available to Borrower under this Subsection 1.1(C) (each, an “Incremental Term Loan Facility” and collectively, the “Incremental Term Loan Facilities”; each commitment thereunder an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments”; and the loans thereunder, each, an “Incremental Term Loan” and collectively, the “Incremental Term Loans”).  Any Incremental Term Loan Facility shall be documented by an amendment or supplement to this Agreement (or restatement hereof) signed by Borrower and the Lenders providing such Incremental Term Loan Commitments.  Notwithstanding the foregoing: (i) the aggregate principal amount of all Incremental Term Loan Commitments shall not exceed $50,000,000; (ii) the maturity date of any Incremental Term Loan Facility shall be no earlier than the maturity date of the Term Loan Facility; (iii) the weighted average life of any Incremental Term Loan Facility shall be equal to or greater than the remaining weighted average life of the Term Loan Facility, determined as of the initial funding date for such Incremental Term Loan Facility; (iv) to the extent that the applicable interest rate margins for any Incremental Term Loan Facility exceed by more than 0.25% the applicable interest rate margins for the existing Term Loan Facility, determined as of the initial funding date for such Incremental Term Loan Facility, the applicable interest rate margins for the existing Term Loan Facility shall be increased so that the interest rate margins on such Incremental Term Loan Facility and the existing Term Loan Facility are equal; (v) any covenant or Event of Default applicable to the Incremental Term Loan Facility that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to the Loans hereunder; and (vi) no Default or Event of Default shall have occurred and be continuing or result after giving effect to any Incremental Term Loan Facility and the borrowings contemplated thereunder, and the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 4.  The Lenders shall have no obligation, and shall have no right, to participate any Incremental Term Loan Facility.  Any new Lender providing a Incremental Term Loan Commitment shall for all purposes be a Lender party to the loan documentation and shall have all rights and obligations of a Lender.

(D)          Notes.  Upon any Lender’s request, Borrower shall execute and deliver to such Lender a Revolver Note, and a Term Loan Note, as applicable, each dated the Closing Date, or, if later, the date of such request, in the principal amount of such Lender’s Pro Rata Share of the Revolver Loan Commitment, and Term Loan Commitment, respectively.  Upon the request of any applicable Lender, Borrower shall execute and deliver to such Lender a separate note for each applicable Incremental Term Loan Facility, each dated the closing date of such Incremental Term Loan Facility, or, if later, the date of such request, in the principal amount of such Lender’s Pro Rata Share of such Incremental Term Loan Commitment.

(E)           Advances.  Loans will be made available by wire transfer of immediately available funds.  Wire transfers will be made to such account or accounts as may be authorized by Borrower.  Advances under the Term Loan are only available on the Closing Date.

(F)           Letters of Credit.  The Revolver Loan Commitment shall, in addition to advances as Revolver Loans, be utilized, upon the request of Borrower, for the issuance of irrevocable standby or trade letters of credit (individually, a “Letter of Credit” and, collectively, the “Letters of Credit”) by an Issuing Lender for the account of any Loan Party.  Immediately upon the issuance by an Issuing Lender of a Letter of Credit, and without further action on the part of Administrative Agent or any Lenders, each Lender shall be deemed to have purchased from such Issuing Lender a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the Revolver Loan Commitment of the aggregate amount available to be drawn under such Letter of Credit.  Each Letter of Credit shall reduce the amount available under the Revolver Loan Commitment by the maximum amount capable of being drawn under such Letter of Credit.

(i)            Maximum Amount.  The aggregate amount of Letter of Credit Liability with respect to all Letters of Credit outstanding at any time for the account of Borrower or any of its Subsidiaries may not exceed $5,000,000 and the aggregate amount of Letter of Credit Liability with respect to all Letters of Credit outstanding for the account of Borrower or any Loan Party plus the aggregate principal amount of Revolver Loans outstanding at any time may not exceed the Revolver Loan Commitment.

(ii)           Reimbursement.  Borrower is irrevocably and unconditionally obligated without presentment, demand, protest or other formalities of any kind to reimburse an Issuing Lender in immediately available funds for any amounts paid by an Issuing Lender with respect to a Letter of Credit issued hereunder for the account of any Loan Party.  Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Lender shall notify Borrower and  Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit, Borrower shall reimburse the Issuing Lender through Administrative Agent in the amount equal to the amount of such drawing.  If Borrower fails to so reimburse the Issuing Lender by such time, Borrower shall be deemed to have requested Administrative Agent to make a Revolver Loan in the amount of the payment made by such Issuing Lender with respect to such Letter of Credit.  If the Letter of Credit is payable in a foreign currency, the amount owed by Borrower in connection with such Letter of Credit shall equal the United States dollar equivalent of such foreign currency (determined by Administrative Agent in its reasonable discretion) on the date such payment is made by such Issuing Lender.  All amounts paid by an Issuing Lender with respect to any Letter of Credit that are not immediateliy repaid by Borrower or that are not repaid with a Revolver Loan shall bear interest at the sum of the Base Rate plus 0.50% per annum.  Each Lender agrees to fund its Pro Rata Share of any Revolver Loan made pursuant to this Subsection 1.1(F)(ii).  In the event Administrative Agent elects not to debit Borrower’s account and Borrower fails to reimburse an Issuing Lender in full on the date of any payment in respect of a Letter of Credit issued for the account of any Loan Party, Administrative Agent shall promptly notify each Lender of the amount of such unreimbursed payment and the accrued interest thereon and each such Lender, on the next Business Day, shall deliver to Administrative Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Lender hereby absolutely and unconditionally agrees to pay to each Issuing Lender upon demand by such Issuing Lender such Lender’s Pro Rata Share of each payment made by such Issuing Lender in respect of a Letter of Credit and not immediately reimbursed by Borrower.  Each Lender acknowledges and agrees that its obligations to acquire participations pursuant to this Subsection 1.1(F)(ii) in respect of Letters of Credit and to make the payments to each Issuing Lender required by the preceding sentence are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Subsection 7.2.  If any Lender fails to make available to an Issuing Lender the amount of such Lender’s Pro Rata Share of any payments made by such Issuing Lender in respect of a Letter of Credit as provided in this Subsection 1.1(F)(ii), such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

(iii)          Conditions of Issuance of Letters of Credit.  In addition to all other terms and conditions set forth in this Agreement, the issuance by an Issuing Lender of any Letter of Credit shall be subject to the conditions precedent that the Letter of Credit shall be in such form, be for such amount, and contain such terms and conditions as are reasonably satisfactory to Administrative Agent and the Issuing Lender.  The expiration date of each Letter of Credit must be on a date which is the earlier of (1)(a) for a standby Letter of Credit, one year from its date of issuance and (b) for a trade Letter of Credit, 180 days from its date of issuance or (2) the 30th day before the date set forth in clause (B) of the definition of the term “Revolver Expiration Date,” or such later date as agreed to by both Administrative Agent and the Issuing Lender, in their sole discretion.

(iv)          Request for Letters of Credit.  Borrower must give Administrative Agent at least three Business Days’ prior written notice, which notice will be irrevocable, specifying the date a Letter of Credit is requested to be issued and the amount and the currency in which such Letter of Credit is payable, identifying the beneficiary, stating whether the Letter of Credit will be a standby or trade Letter of Credit, and describing the nature of the transactions proposed to be supported thereby.  Any notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit to be provided by an Issuing Lender.  Borrower must also complete any application procedures and documents required by an Issuing Lender in connection with the issuance of any Letter of Credit, including a certificate regarding Borrower’s compliance with the provisions of Subsection 7.2 of this Agreement.

(v)           Borrower Obligations Absolute.  The obligations of Borrower under this Subsection 1.1(F) are irrevocable, will remain in full force and effect until the Issuing Lender and Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be paid in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(1)           Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

(2)           Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to or departure from any Letter of Credit, any documents or instruments relating thereto, or any Loan Document in each case whether or not any Loan Party or any of its Subsidiaries has notice or knowledge thereof;

(3)           The existence of any claim, setoff, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated hereby or any other related or unrelated transaction or transactions (including any underlying transaction between any Loan Party or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(4)           Any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(5)           Payment under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(6)           Any defense based upon the failure of any drawing under any Letter of Credit to conform to the terms of such Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(7)           The exchange, release, surrender or impairment of any collateral or other security for the obligations;

(8)           The occurrence of any Default or Event of Default; or

(9)           Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party, any of its Subsidiaries or a guarantor.

Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, is binding upon the Loan Parties and their Subsidiaries and shall not create or result in any liability of such Issuing Lender to any Loan Party or any of its Subsidiaries.

(vi)          Obligations of Issuing Lenders.  Each Issuing Lender (other than CoBank) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Administrative Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Administrative Agent has returned a written acknowledgment of such notice to Issuing Lender.  Each of Issuing Lender and Administrative Agent agrees to provide such notices and acknowledgement promptly upon Borrower’s request of a Letter of Credit provided such request satisfies all of the requirements provided herein.  Each Issuing Lender (other than CoBank) further agrees to provide to Administrative Agent:  (1) a copy of each Letter of Credit issued by such Issuing Lender promptly after its issuance; (2) a monthly report summarizing available amounts under Letters of Credit issued by such Issuing Lender, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such month and the amount of any unreimbursed draws under such Letters of Credit; and (3) such additional information reasonably requested by Administrative Agent from time to time with respect to the Letters of Credit issued by such Issuing Lender.

(vii)         UCP and ISP.  The Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) is hereby incorporated in this Agreement with respect to trade Letters of Credit and shall be deemed incorporated by this reference into each trade Letter of Credit issued pursuant to this Agreement.  The terms and conditions of the UCP shall be binding with respect to trade Letters of Credit on the parties to this Agreement and each beneficiary of any trade Letter of Credit issued pursuant to this Agreement.  The International Standby Practices as most recently published from time to time by the International Chamber of Commer (the “ISP”) is hereby incorporated in this Agreement with respect to standby Letters of Credit and shall be deemed incorporated by this reference into each standby Letter of Credit issued pursuant to this Agreement.  The terms and conditions of the ISP shall be binding with respect to standby Letters of Credit on the parties to this Agreement and each beneficiary of any standby Letter of Credit issued pursuant to this Agreement.

1.2   Interest.

(A)          Interest Options.  From the date each Loan is made, based upon the election of Borrower, at such time and from time to time thereafter (as provided in Subsection 1.3 and subject to the conditions set forth in such Subsection and Subsection 1.2(G)), each such Loan shall accrue interest as follows:

(i)    as a Base Rate Loan, at the sum of the Base Rate plus the Base Rate Margin applicable to such Loan from time to time as provided in Subsection 1.2(B); or

(ii)   as a LIBOR Loan, for the applicable LIBOR Interest Period, at the sum of LIBOR plus the LIBOR Margin applicable to such Loan from time to time as provided in Subsection 1.2(B); or

provided, that any Incremental Term Loan shall accrue interest as provided in the amendment or supplement to this Agreement evidencing such Incremental Term Loan Facility.

(B)           Applicable Margins.  Initially, and continuing through the day immediately preceding the first Adjustment Date occurring on or after September 30, 2008, the LIBOR Margin shall be 1.25% and the Base Rate Margin will be 0.00%.  Commencing on such Adjustment Date, the applicable Base Rate Margin and LIBOR Margin for any Revolver Loan, the Term Loan and the applicable Commitment Fee Margin for the unused portion of the Revolver Loan Commitment shall be for each Calculation Period the applicable per annum percentage set forth in the pricing table below opposite the applicable Total Net Leverage Ratio of Borrower, determined on a consolidated basis for Borrower and its Subsidiaries; provided, that, in the event that Administrative Agent shall not receive the financial statements and Compliance Certificate required pursuant to Subsections 4.4(A), 4.4(B) and 4.4(C) when due, from such due date and until the fifth Business Day following Administrative Agent’s receipt of such overdue financial statements and Compliance Certificate (and in the event a decrease in the applicable margin is then warranted, receipt of Borrower’s written request to decrease such margin), the Base Rate Margin and the LIBOR Margin shall be 0.50% and 2.00% per annum, respectively, with respect to any Revolver Loan and the Term Loan, and the Commitment Fee Margin shall be 0.375% with respect to the unused portion of the Revolver Loan Commitment; provided, further, that effective upon the closing of any acquisition that will increase the Total Net Leverage Ratio on a pro forma basis, the Base Rate Margin, LIBOR Margin and Commitment Fee Margin will immediately adjust to reflect such higher ratio.

PRICING TABLE – Revolver Loan, Term Loan and Commitment Fee

Total Net Leverage Ratio	Base Rate Margin	LIBOR Margin	Commitment Fee Margin
> 2.50x	0.50%	2.00%	0.375%
> 2.00x and < 2.50x	0.25%	1.75%	0.375%
> 1.50x and < 2.00x	0.00%	1.50%	0.325%
> 1.00x and < 1.50x	0.00%	1.375%	0.250%
< 1.00x	0.00%	1.25%	0.250%

If, as a result of any restatement of or other adjustment to any financial statements referred to above (i) the Total Net Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (2) if the proper calculation of the Total Net Leverage Ratio would have resulted in lower pricing for such period, Administrative Agent and the Lenders shall have no obligation to repay any interest to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

(C)           LIBOR Interest Periods.  Each LIBOR Loan may be obtained for a one, two, three, or six month period or, if available to all Lenders under the applicable facility, nine or 12 month period (each such period being an “LIBOR Interest Period”). With respect to all LIBOR Loans:

(i)            the LIBOR Interest Period will commence on the date that the LIBOR Loan is made or the date on which any portion of any Base Rate Loan is converted into a LIBOR Loan, or, in the case of immediately successive LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the day on which the immediately preceding LIBOR Interest Period expires;

(ii)           if the LIBOR Interest Period would otherwise expire on a day that is not a Business Day, then it will expire on the next Business Day; provided, that if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day and such day is the last Business Day of a calendar month, such LIBOR Interest Period shall expire on the Business Day next preceding such day;

(iii)          any LIBOR Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the last calendar month in such LIBOR Interest Period shall end on the last Business Day of the last calendar month in such LIBOR Interest Period; and

(iv)          no LIBOR Interest Period shall be selected under the Term Loan Facility if, in order to make scheduled repayments of the Term Loan required pursuant to Subsection 1.6(A), repayment of all or any portion of the LIBOR Loan prior to the expiration of such Interest Period would be necessary; and

(v)           no LIBOR Interest Period shall be selected under the Revolver Facility that extends beyond the date set forth in clause (B) of the definition of Revolver Expiration Date, and no LIBOR Interest Period shall be selected under the Term Loan Facility that extends beyond the date set forth in clause (B) of the definition of Term Loan Maturity Date.

(D)          Calculation and Payment.  Interest on Base Rate Loans shall be calculated on the basis of a 365-6-day year for the actual number of days elapsed.  Interest on LIBOR Loans, including amounts due under Subsection 1.4, shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding or conversion of a LIBOR Loan to a Base Rate Loan and the first day of a LIBOR Interest Period shall be included in the calculation of interest.  The date of payment (as determined in Subsection 1.5) of any Loan and the last day of a LIBOR Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

Interest accruing on Base Rate Loans is payable in arrears on each of the following dates or events: (i) the last day of each calendar quarter; (ii) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (iii) the Term Loan Maturity Date or the Revolver Expiration Date, as the case may be, whether by acceleration or otherwise, with respect to the principal to be repaid.  Interest accruing on each LIBOR Loan is payable in arrears on each of the following dates or events: (1) the last day of each applicable LIBOR Interest Period; (2) if the LIBOR Interest Period is longer than three months, on each three-month anniversary of the commencement date of such LIBOR Interest Period; (3) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (4) the Term Loan Maturity Date or the Revolver Expiration Date, as the case may be, whether by acceleration or otherwise, with respect to the principal to be repaid.

(E)           Default Rate of Interest.  At the election of Administrative Agent or Requisite Lenders, after the occurrence of an Event of Default and for so long as it continues, all Loans and other Obligations shall bear interest at rates that are 2% in excess of the rates otherwise in effect, including, without limitation, rates in effect pursuant to the first or the second proviso in the first sentence or pursuant to the second sentence of Subsection 1.2(B), with respect to such Loans and other Obligations.  Interest accruing pursuant to this Subsection 1.2(E) is payable on demand.

(F)           Excess Interest.  Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by Borrower to Lenders or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lenders or any Lender for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible under Applicable Law.  If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by Applicable Law then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if under or from circumstances whatsoever Lenders or any Lender should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Obligations evidenced hereby and not to the payment of interest.  Additionally, should the method used for calculating interest on LIBOR Loans (i.e., using a 360-day year) be unlawful, such calculation method shall be automatically changed to a 365-6-day year or such other lawful calculation method as is reasonably acceptable to Administrative Agent.  This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

(G)           Selection, Conversion or Continuation of Loans; LIBOR Availability.  Provided that no Event of Default has occurred and is then continuing, Borrower shall have the option to (i) select all or any part of a new borrowing to be a Base Rate Loan or a LIBOR Loan, in the case of a Base Rate Loan in a principal amount equal to at least $100,000, in the case of a LIBOR Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof,  (ii) convert at any time all or any portion of a Base Rate Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into a LIBOR Loan, (iii) upon the expiration of its Interest Period, convert all or any part of any LIBOR Loan into a Base Rate Loan, and (iv) upon the expiration of its Interest Period, continue any LIBOR Loan into one or more LIBOR Loans in a principal amount of $1,000,000 or any whole multiple of $500,000 in excess thereof for such new Interest Period(s) as selected by Borrower.  Each LIBOR Loan shall be made under any one of the Revolver Facility, the Term Loan Facility, or any Incremental Term Loan Facility, but may not be made under more than one Facility concurrently.  During any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into a Base Rate Loan and the LIBOR option will not be available to Borrower until all Events of Default are cured or waived. In the event Borrower fails to elect a LIBOR Loan upon any advance hereunder or upon the termination of any Interest Period, Borrower shall be deemed to have elected to have such amount constitute a Base Rate Loan.  There shall be no more than an aggregate of five LIBOR Loans outstanding at any one time.

1.3   Notice of Borrowing, Conversion or Continuation of Loans.  Whenever Borrower desires to request a Loan pursuant to Subsection 1.1(A) or (B) or to convert or continue Loans pursuant to Subsection 1.2(G), Borrower shall give Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit 1.3 (a “Notice of Borrowing/Conversion/Continuation”) (A) if requesting a borrowing of a Base Rate Loan (or any portion thereof), not later than 11:00 a.m. (Denver, Colorado time) one Business Day before the proposed borrowing, conversion or continuation is to be effective or, (B) if requesting a borrowing of, or conversion to or continuation of a LIBOR Loan, not later than 11:00 a.m. (Denver, Colorado time) three Business Days before the proposed borrowing, conversion or continuation is to be effective.  Each Notice of Borrowing/Conversion/Continuation shall specify (i) the Loan (or portion thereof) to be advanced, converted or continued and, with respect to any LIBOR Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the effective date of such borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loan to be borrowed, converted or continued, (iv) the Interest Period to be applicable to any new LIBOR Loan, and (v) the Facility under which such borrowing, conversion or continuation is to be made.  Administrative Agent shall give each Lender prompt written notice of any Notice of Borrowing/Conversion/Continuation given by Borrower.

1.4   Fees and Expenses.

(A)          Unused Commitment Fees.  From the Closing Date, Borrower shall be obligated to pay Administrative Agent, for the benefit of all Lenders (based upon their respective Pro Rata Shares of the Revolver Loan Commitment), a fee (the “Revolver Commitment Fee”) in an amount equal to (i) the Revolver Loan Commitment less the sum of (1) the average daily outstanding balance of Revolver Loans plus (2) the average daily outstanding Letter of Credit Liability, in each case during the preceding calendar quarter multiplied by (ii) the applicable Commitment Fee Margin as provided in this Subsection 1.4(B), calculated on the basis of a 360-day year for the actual number of days elapsed.  Such fees are to be paid quarterly in arrears on the last day of each calendar quarter for such calendar quarter (or portion thereof), with the final such payment due on the Revolver Expiration Date.

(B)           Certain Other Fees.  Borrower shall be obligated to pay to CoBank, individually, fees in the amounts and at the times specified in the letter agreement dated April 14, 2008, between Borrower and CoBank.

(C)           Breakage Fee.  Upon any repayment or payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), Borrower shall be obligated to pay Administrative Agent, for the benefit of all affected Lenders, an amount (the “Breakage Fee”) equal to the present value of any losses, expenses and liabilities (including any loss (including interest paid) sustained by each such affected Lender in connection with the reemployment of such funds) that any such affected Lender may sustain as a result of the payment of such LIBOR Loan on such day.  For purposes of calculating amounts payable by Borrower to Lenders under this Subsection 1.4(C), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.  In addition, upon any repayment or prepayment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), Borrower shall be obligated to pay Administrative Agent, not for the benefit of Lenders, an administrative fee of $300.

(D)          Expenses and Attorneys’ Fees.  In addition to fees due under Subsections 1.4(A) and 1.4(B), Borrower agrees to pay promptly all reasonable fees, costs and expenses (including those of attorneys) incurred by Administrative Agent in connection with (i) any matters contemplated by or arising out of the Loan Documents, (ii) the continued administration of the Loan Documents, including any such fees, costs and expenses incurred in perfecting, maintaining, determining the priority of and releasing any security and any tax payable in connection with any Loan Documents and any amendments, modifications and waivers.  In addition to fees due under Subsections 1.4(A) and (B), Borrower shall also reimburse on demand Administrative Agent for its expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the documenting and closing the transactions contemplated herein.  In addition to fees due under Subsections 1.4(A) and (B), Borrower agrees to pay promptly (1) all reasonable fees, costs and expenses incurred by Administrative Agent in connection with any amendment, supplement, waiver or modification of any of the Loan Documents and (2) all reasonable out-of-pocket fees, costs and expenses incurred by each of Administrative Agent and Lenders in connection with any Event of Default and any enforcement of collection proceeding resulting therefrom or, during the continuance of any Event of Default, any workout or restructuring of any of the transactions hereunder or contemplated thereby or any action to enforce any Loan Document or to collect any payments due from Borrower.  All fees, costs and expenses for which Borrower is responsible under this Subsection 1.4(D) shall be deemed part of the Obligations when incurred, payable upon demand and in accordance with the second paragraph of Subsection 1.5 and shall be secured by the Collateral.

(E)           Letter of Credit Fees.  From the Closing Date, Borrower shall pay Administrative Agent for the account of all Lenders committed to make Revolver Loans (based upon their respective Pro Rata Shares) a fee for each Letter of Credit from the date of issuance to the date of termination in an amount equal to the applicable LIBOR Margin per annum multiplied by the face amount of such Letter of Credit.  Such fee shall be payable to Administrative Agent for the benefit of all Lenders committed to make Revolver Loans (based upon their respective Pro Rata Shares).  Such fee is to be paid quarterly in arrears on the last day of each calendar quarter and the termination of the Letter of Credit.  With respect to each Letter of Credit, Borrower shall also pay Administrative Agent, for the benefit of the Issuing Lender issuing such Letter of Credit, an issuance fee equal to the greater of (i) $100 or (ii) 0.125% of the face amount of such Letter of Credit, which amount shall be paid upon the date of issuance and, if the expiration date of such Letter of Credit is later than one year from its date of issuance, upon each anniversary of the date of issuance during the term of such Letter of Credit.

1.5   Payments.  All payments by Borrower of the Obligations shall be made in same day funds and delivered to Administrative Agent, for the benefit of itself and Lenders, as applicable, by wire transfer to the following account or such other place as Administrative Agent may from time to time designate in writing:

CoBank, ACB
Greenwood Village, Colorado
ABA Number 3070-8875-4
Reference:  CoBank for the benefit of ATN

Borrower shall receive credit on the day of receipt for funds received by Administrative Agent by 11:00 a.m. (Denver, Colorado time) on any Business Day.  Funds received on any Business Day after such time shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

To the extent Borrower or any other party or Person makes a payment or payments to Administrative Agent for the ratable benefit of Lenders or for the benefit of Administrative Agent in its individual capacity, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, or any combination of the foregoing (whether by demand, litigation, settlement or otherwise), then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Administrative Agent.

Each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be remitted by Administrative Agent to such Lender promptly after Administrative Agent’s receipt thereof, and such remittance shall be made in immediately available funds for the account of such Lender for the Loans or other obligation in respect of which such payment is made.

1.6   Repayments of Loans and Reduction of the Revolver Loan Commitment.

(A)          Scheduled Termination of Revolver Loan Commitment and Repayments of the Term Loan.

(i)            Scheduled Termination of Revolver Loan Commitment.  In addition to any reductions pursuant to Subsections 1.6(B) and 1.6(C), the Revolver Loan Commitment shall be permanently reduced and terminated in full on the Revolver Expiration Date, and any outstanding principal balance of the Revolver Loans not sooner due and payable will become due and payable on the Revolver Expiration Date.

(ii)           Scheduled Repayments of the Term Loan.  Commencing on September 30, 2008, and on each December 31, March 31, and June 30 thereafter, in addition to any repayments pursuant to Subsections 1.7 and 1.8, Borrower shall repay the aggregate principal balance of the Term Loan in the amount set forth below opposite such period:

TERM LOAN - REPAYMENT TABLE

Period	Quarterly Principal Payment
September 30, 2008 to June 30, 2013	$187,500
September 30, 2013 to June 30, 2015	$1,406,250

The outstanding principal balance of the Term Loan not sooner due and payable will become due and payable on the Term Loan Maturity Date.

(iii)          Incremental Term Loans.  Borrower shall repay the aggregate outstanding principal balance of any Incremental Term Loan as provided in the amendment or supplement to this Agreement documenting such Incremental Term Loan Facility.

All repayments of the Facilities pursuant to this Subsection 1.6(A) shall be applied in accordance with Subsection 1.8, and shall be accompanied by any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4(C).

(B)           Reductions Resulting From Mandatory Repayments.  The Revolver Loan Commitment also will be permanently reduced to the extent and in the amount that Borrower is required, pursuant to Subsection 1.8, to apply mandatory repayments to be made pursuant to Subsection 1.7(B), (C) and (D) to the Revolver Facility (whether or not any Revolver Loans are then outstanding and available to be repaid).  All reductions provided for in this Subsection 1.6(B) shall be in addition to the voluntary reductions provided for in Subsection 1.6(C) and, accordingly, may result in the termination of the Revolver Loan Commitment prior to the date set forth in clause (B) of the definition of the term Revolver Expiration Date.

(C)           Voluntary Reduction of the Revolver Loan Commitment.  Borrower shall have the right, upon at least three Business Days’ prior written notice to Administrative Agent, to terminate or permanently reduce the then unused portion of the Revolver Loan Commitment.  Each partial reduction shall be in a minimum amount of at least $250,000, or any whole multiple thereof in excess thereof, and shall be applied as to each Lender based upon its Pro Rata Share.  Notwithstanding the foregoing, no reduction shall be permitted if, after giving effect thereto and to any prepayment made in connection therewith, the aggregate principal balance of the Revolver Loans then outstanding under the Revolver Facility plus the amount of the Letter of Credit Liability would exceed the Revolver Loan Commitment as so reduced.  All reductions elected under this Subsection 1.6(C) shall be in addition to the reductions in the Revolver Loan Commitment provided for in Subsections 1.6(A)(i) and 1.6(B) and, accordingly, may result in the termination of the Revolver Loan Commitment prior to the date set forth in clause (B) of the definition of the term Revolver Expiration Date.

(D)          Mandatory Repayments.  If at any time the aggregate outstanding amount of Revolver Loans plus the amount of the Letter of Credit Liability exceeds the Revolver Loan Commitment, Borrower shall repay promptly the Revolver Loans or reduce the Letter of Credit Liability pursuant to Subsection 1.16 in an amount at least sufficient to reduce the aggregate principal balance of such Revolver Loans then outstanding plus the amount of the Letter of Credit Liability to the amount of the Revolver Loan Commitment, and until such repayment is made, Lenders shall not be obligated to make any additional Revolver Loans.  Any repayments pursuant to this Subsection 1.6(D) shall be paid and applied in accordance with Subsection 1.8 and must be accompanied by accrued interest on the amount repaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

1.7   Voluntary Prepayments and Other Mandatory Repayments.

(A)          Voluntary Prepayment of Loans.  Subject to the provisions of Subsection 1.8, at any time, Borrower may prepay the Base Rate Loans, in whole or in part, without penalty.  Subject to the provisions of Section 1.8, payment of the Breakage Fees and any other fees required pursuant to Subsection 1.4 and the notice requirement in the following sentence, at any time Borrower may prepay any LIBOR Loan, in whole or in part.  Notice of any prepayment of (i) a Base Rate Loan shall be given not later than 11 a.m. (Denver, Colorado time) on the Business Day immediately preceding the date of prepayment, and (ii) a LIBOR Loan shall be given not later than 11:00 a.m. (Denver, Colorado time) on the third Business Day immediately preceding the date of prepayment.  All partial prepayments shall be in a minimum amount of at least $250,000, or any whole multiple thereof in excess thereof (or the entire remaining balance of the applicable Loan), and shall be paid and applied in accordance with Subsection 1.8.  All prepayment notices shall be irrevocable. All prepayments shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

(B)           Repayments from Insurance Proceeds.  Immediately upon receipt thereof, Borrower shall be obligated to repay the Loans (or reduce the Letter of Credit Liability pursuant to Subsection 1.16) in an amount equal to all Net Proceeds received by Borrower or any Subsidiary of Borrower that are insurance proceeds from any Asset Disposition (which Asset Disposition, together with all other such Asset Dispositions covered by this Subsection 1.7(B), exceeds $5,000,000 in the aggregate over the term of this Agreement); provided, however, that if no Event of Default has occurred and is continuing, Borrower shall not be required to repay the Loans with the Net Proceeds if Borrower or such Subsidiary (i) has previously applied cash or (ii) applies such Net Proceeds to repair or replace the lost, damaged or destroyed assets within 180 days of receipt by Borrower or such Subsidiary of such Net Proceeds.  All such repayments shall be paid and applied in accordance with Subsection 1.8.  All prepayments shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

(C)           Repayments from Certain Asset Dispositions.  Immediately upon receipt thereof, Borrower shall be obligated to repay the Loans (or reduce the Letter of Credit Liability pursuant to Subsection 1.16) in an amount equal to all Net Proceeds received by Borrower or any Subsidiary of Borrower that are from Asset Dispositions, other than insurance proceeds or from Asset Dispositions permitted pursuant to Subsection 3.7(A) through (C), (E) or (F); provided, however, that if (i) no Event of Default has occurred and is continuing and (ii) the aggregate of all such Net Proceeds during the 12-month period ending on the date of such proposed reinvestment does not exceed 5% of Borrower’s then amount of consolidated assets, Borrower shall not be required to repay the Loans with the Net Proceeds if Borrower or such Subsidiary applies such Net Proceeds to acquire equipment or other assets that are used or useful in the business of Borrower or such Subsidiary within 180 days of receipt by Borrower or such Subsidiary of such Net Proceeds.  All such repayments shall be paid and applied in accordance with Subsection 1.8.  All prepayments shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

(D)          Repayments from Debt Issuances.  Immediately upon receipt by Borrower or any Subsidiary of Borrower of Net Proceeds relating to the issuance by Borrower or any Subsidiary of Borrower of any public or private debt (other than Indebtedness permitted under Subsection 3.1), Borrower shall be obligated to repay the Loans (or reduce the Letter of Credit Liability pursuant to Subsection 1.16) in an amount equal to such Net Proceeds.  All such repayments shall be paid and applied in accordance with Subsection 1.8. All prepayments shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

1.8   Application of Prepayments and Repayments; Payment of Breakage Fees, Etc.    All prepayments to be applied to the Loans pursuant to Subsection 1.7(A) shall be applied as Borrower shall direct.  Absent a prior written direction from Borrower to apply the Net Proceeds of any repayment made pursuant to Subsection 1.7(B) through (D) to reduce the Revolver Loan Commitment (and, to the extent as a result thereof the Revolver Loan Commitment exceeds the then outstanding principal balance of the Revolver Loans plus the amount of the Letter of Credit Liability, to repay the Revolver Loans (or reduce the Letter of Credit Liability pursuant to Subsection 1.16)), each such repayment shall be first applied to the principal balance of the Term Loan Facility (pro rata to any Incremental Term Loan Facility, if and when applicable) and then to repay the Revolver Loans (or reduce the Letter of Credit Liability pursuant to Subsection 1.16).  After the Revolver Loan Facility is repaid and the Revolver Loan Commitment reduced in full, each repayment made pursuant to Subsection 1.7(B) through (D) shall be applied to the principal balance of Term Loan Facility (pro rata to any Incremental Term Loan Facility, if and when applicable).  All repayments made pursuant to Subsections 1.6 and 1.7 shall first be applied to a Base Rate Loan or such of the LIBOR Loans as Borrower shall direct in writing and, in the absence of such direction, shall first be applied to a Base Rate Loan and then to such LIBOR Loans as Administrative Agent shall select. All prepayments and repayments required or permitted hereunder shall be accompanied by payment of all applicable Breakage Fees and accrued interest on the amount prepaid or repaid. All prepayments and repayments applied to the Term Loan or any Incremental Term Loan shall be applied to principal installments in the inverse order of maturity.

1.9   Loan Accounts.  Administrative Agent will maintain loan account records for (A) all Loans, interest charges and payments thereof, (B)  all Letter of Credit Liability, (C) the charging and payment of all fees, costs and expenses and (D) all other debits and credits pursuant to this Agreement.  The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, absent manifest error, provided that any failure by Administrative Agent to maintain such records shall not limit or affect Borrower’s obligation to pay.  After the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Administrative Agent and the Lenders shall have the continuing exclusive right to apply and reapply payments to any of the Obligations in any manner it or they deem appropriate.

1.10         Changes in LIBOR Rate Availability.

(A)          If with respect to any proposed LIBOR Interest Period, Administrative Agent or any Lender (after consultation with Administrative Agent) determines that deposits in dollars (in the applicable amount) are not being offered in the relevant market for such LIBOR Interest Period, or Lenders having a Pro Rata Share of 50% or more under a Facility determine (and notify Administrative Agent) that the LIBOR rate applicable pursuant to Subsection 1.2(A)(i)(2) for any requested LIBOR Interest Period with respect to a proposed LIBOR Loan under such Facility does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent shall forthwith give notice thereof to Borrower and Lenders, whereupon and until such affected Lender or Lenders notifies Administrative Agent, and Administrative Agent notifies Borrower and the other Lenders that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make its portion of such type of LIBOR Loan shall be suspended and such affected Lender shall make its Pro Rata Share of such type of LIBOR Loans as a Base Rate Loan or such other type of Loan as permitted by Administrative Agent.  Any Lender may, in its sole discretion, waive the benefits and provisions of this Subsection with respect to any proposed LIBOR Interest Period.

(B)           If the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case occurring after the Closing Date, shall make it unlawful or impossible for one or more Lenders to honor its obligations hereunder to make or maintain any LIBOR Loan, such Lender shall promptly give notice thereof to Administrative Agent, and Administrative Agent shall promptly give notice thereof to Borrower and all other Lenders.  Thereafter, until such Lender or Lenders notifies Administrative Agent, and Administrative Agent notifies Borrower and the other Lenders that such circumstances no longer exist, (i) the obligations of such Lender or Lenders to make LIBOR Loans and the right of Borrower to convert any Loan of such Lender or Lenders to a LIBOR Loan or continue any Loan of such Lender or Lenders as a LIBOR Loan shall be suspended and (ii) if any Lender may not lawfully continue to maintain a LIBOR Loan to the end of the then current LIBOR Interest Period applicable thereto, such Loan shall immediately be converted to the Base Rate Loan.

1.11         Capital Adequacy and Other Adjustments.

(A)          If after the Closing Date there occurs the introduction, or change in the interpretation, of any law, rule, or regulation the effect of which would increase the reserve requirement or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Administrative Agent, on behalf of all affected Lenders, shall submit a certificate to Borrower setting forth the amount and demonstrating the calculation of such increased cost. Borrower shall be obligated to pay the amount of such increased cost to Administrative Agent for the benefit of the affected Lenders within 15 days after receipt of such certificate.  Such certificate shall, absent manifest error, be final, conclusive and binding for all purposes.  There is no limitation on the number of times such a certificate may be submitted; provided that any such certificate may not seek increased costs for any period prior to the date that is six months prior to the date of such certificate.

(B)           In the event that the adoption after the Closing Date of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall be obligated, from time to time within 15 days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Administrative Agent), to pay to Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Administrative Agent shall, absent manifest error, be final, conclusive and binding for all purposes.  There is no limitation on the number of times such a certificate may be submitted; provided that any such certificate may not seek increased costs for any period prior to the date that is six months prior to the date of such certificate.

1.12         Optional Prepayment/Replacement of Lender in Respect of Increased Costs.  Within 15 days after receipt by Borrower of written notice and demand from any Lender for payment of additional costs as provided in Subsections 1.11, 1.13 or 1.14 or if it becomes illegal or impossible for any Lender to continue to fund or to make LIBOR Loans pursuant to Subsection 1.10(B), as a result of any condition described in any of such Subsections, or if any Lender is a Defaulting Lender (any such Lender, an “Affected Lender”) then, unless such Lender has theretofore removed or cured the conditions creating the cause for such obligation to pay such additional amounts or for such illegality or impossibility, or has ceased to be a Defaulting Lender, Borrower may, at its option, notify Administrative Agent and such Affected Lender of its intention to do one of the following:

(A)          Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Administrative Agent.  In the event Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and its obligations under the Loan Commitments to such Replacement Lender at a price (including accrued interest) that is reasonably acceptable to the Affected Lender and the Replacement Lender (it being agreed that an assignment at par (plus accrued interest) or a higher price is deemed to be acceptable), provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment; or

(B)           Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Loan Commitments, in which case the Loan Commitments will be permanently reduced by the amount of such Pro Rata Share.  Borrower shall, within 90 days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including all applicable Breakage Fees and such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Loan Commitments.  Any such prepayment pursuant to this Subsection 1.12(B) shall be applied in accordance with Subsection 1.8 (except that such prepayment shall be solely for the account of the Affected Lender and not for the account of all the Lenders in accordance with their Pro Rata Shares) and shall be accompanied by payment of all applicable Breakage Fees and accrued interest on the amount repaid.

1.13         Taxes.

(A)          No Deductions.  Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies,

imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on net income, herein “Tax Liabilities”), excluding, however, any Excluded Taxes.  If Borrower shall be required by law to deduct any such Tax Liabilities (net of Excluded Taxes) from or in respect of any sum payable hereunder to any Lender or Administrative Agent, then, except as provided in Subsection 1.13(B) and the last sentence of this Subsection 1.13(A), the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made.  Notwithstanding the foregoing, any Lender that fails to provide Borrower and Administrative Agent a properly completed and executed IRS Form W-9 will be subject to backup withholding on payments to such Lender without any gross-up hereunder.

(B)           Foreign Lenders.  Each Lender which would not be considered a United States Person under the IRC (“Foreign Lender”) as to which payments made under this Agreement or under the Notes is exempt for withholding tax under the IRC or is subject to withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Administrative Agent (i) a properly completed and executed United States Internal Revenue Service Form W-8ECI or W-8BEN or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”) and, in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the IRC, a certificate in form and substance acceptable to Borrower that such Foreign Lender is not (1) receiving interest under the Notes as a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC and (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (the “Portfolio Interest Exemption Certificate”) or (ii) letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”).  Prior to becoming a Lender under this Agreement and within 15 days after a reasonable written request of Borrower or Administrative Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption (and a Portfolio Interest Exemption Certificate, if applicable) or a Letter of Non-Exemption to Borrower and Administrative Agent.

If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption (and a Portfolio Interest Exemption Certificate, if applicable) to Borrower and Administrative Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease or be reduced, as appropriate, upon delivery by such Foreign Lender of a Certificate of Exemption (and a Portfolio Interest Exemption Certificate, if applicable) to Borrower and Administrative Agent.

(C)           Tax Refund.  If and to the extent that Administrative Agent or any Lender determines in its good faith discretion that it has received a refund for or a credit or deduction of any amounts as to which have been paid under this Subsection 1.13 or Subsection 1.14, it shall pay to Borrower the portion of such refund, credit or deduction that it determines in its reasonable discretion will leave it, after such payment, in no better or worse after-tax financial position (taking into account any out-of-pocket expenses of Administrative Agent or such Lender) than if the Tax Liability or cost giving rise to the payment had not been imposed in the first instance; provided, however, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower to the Administrative Agent or such Lender (along with any applicable interest or penalties) in the event Administrative Agent or such Lender is required to repay such amounts to such Governmental Authority.  This Subsection 1.13(C) shall not be construed to require Administrative Agent or any Lender to make available its tax returns or other confidential tax information to Borrower or any other Person.

1.14         Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (A) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (B) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (C) compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

(i)            does or shall subject Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made hereunder, or change the basis of taxation of payments to Administrative Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for Excluded Taxes); or

(ii)           does or shall impose on Administrative Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Administrative Agent or any such Lender of making or continuing any Loan hereunder, or to reduce any amount receivable hereunder, as the case may be, then, in any such case, Borrower shall be obligated to promptly pay to Administrative Agent or such Lender, upon its demand, any additional amounts necessary to compensate Administrative Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Administrative Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Administrative Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Subsection 1.14, it shall promptly notify Borrower of the event by reason of which Administrative Agent or such Lender has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or such Lender to Borrower and Administrative Agent shall, absent manifest error, be final, conclusive and binding for all purposes.  There is no limitation on the number of times such a certificate may be submitted.

Notwithstanding the forgoing, Administrative Agent and any such Lender shall cooperate with Borrower to reduce or eliminate any additional amounts owed under this

Subsection 1.14 and shall provide Borrower with such certificate or similar document(s) as may reasonably be requested by Borrower in order to relieve Borrower of any obligation to pay any portion of the payments owed pursuant to this Subsection 1.14.

1.15         Term of This Agreement.  All of the Obligations shall become due and payable as otherwise set forth herein.  This Agreement shall remain in effect through and including, and (except with respect to provisions hereof expressly stated herein to survive any such termination) shall terminate immediately after, the date on which all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted) shall have been paid and satisfied in full in cash.

1.16         Letter of Credit Liability  Upon the occurrence and during the continuance of an Event of Default and at the direction of Administrative Agent, and in the event any Letters of Credit are outstanding at the time that Borrower terminates the Revolver Loan Commitment, then (A) with respect to each such Letter of Credit, Borrower shall either (i) deliver to Administrative Agent for the benefit of all Lenders with a Revolver Loan Commitment a letter of credit in the same currency that such Letter of Credit is payable, with a term that extends 60 days beyond the expiration date of such Letter of Credit, issued by a bank satisfactory to Administrative Agent and in an amount equal to 103% of the aggregate outstanding Letter of Credit Liability with respect to such Letter of Credit, which letter of credit shall be drawable by Administrative Agent to reimburse payments of drafts drawn under such Letter of Credit and to pay any fees and expenses related thereto or (ii) immediately deposit with Administrative Agent an amount equal to the aggregate outstanding Letter of Credit Liability to enable Administrative Agent to make payments under the Letters of Credit when required and such amount shall become immediately due and payable, and (B) Borrower shall prepay the fees payable under Subsection 1.4(E) with respect to all such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower.

SECTION 2
AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, it shall perform and comply, and shall cause each of its respective Subsidiaries to perform and comply, with all covenants in this Section 2.

2.1   Compliance With Laws.  The Loan Parties will (A) comply with and will cause their respective Subsidiaries to comply with the requirements of all Applicable Laws (including laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which the Loan

Parties and their respective Subsidiaries are now doing or hereafter do business, (B) obtain and maintain and will cause their respective Subsidiaries to obtain and maintain all licenses, qualifications and permits (including the Licenses) now held or hereafter required for the Loan Parties or any of their respective Subsidiaries to operate, and (C) comply with and will cause their respective Subsidiaries to comply with all Material Contracts, other than, in all such cases, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Subsection 2.1 shall not preclude the Loan Parties or any of their respective Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith and if adequate reserves therefor are maintained in conformity with GAAP.

2.2   Maintenance of Books and Records; Properties; Insurance.  The Loan Parties will keep and will cause their respective Subsidiaries to keep adequate records and books of account, in which full, true and correct entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Persons.  The Loan Parties will maintain or cause to be maintained and will cause their respective Subsidiaries to maintain or cause to be maintained in good repair, working order and condition all Collateral used in the business of the Loan Parties and their respective Subsidiaries, and will make or cause to be made all appropriate repairs, renewals and replacements thereof, except for (A) dispositions of assets permitted hereunder or (B) as would not reasonably, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Loan Parties will and will cause each of their respective Subsidiaries to maintain complete, accurate and up-to-date books, records, accounts and other information relating to all Collateral in such form and in such detail as may be satisfactory to Administrative Agent.  The Loan Parties will and will cause their respective Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their business and properties and the business and properties of their respective Subsidiaries against loss and damage of the kinds and of such types, with such insurers, in such amounts, with such limits and deductibles and otherwise on such terms and conditions as customarily carried or maintained by companies of established reputation engaged in similar businesses, and will deliver evidence thereof to Administrative Agent on or prior to the Closing Date, and thereafter prior to or upon any expiration thereof, evidence of renewal of such insurance.  If any part of the Collateral lies within a “special flood hazard area” as defined and specified by the Federal Emergency Management Agency (or other appropriate Governmental Authority) pursuant to the Flood Disaster Protection Act of 1973, as amended (the “FDPA”), and Administrative Agent determines that flood insurance coverage is required to be obtained for such Collateral in order for Administrative Agent and the Lenders to comply with the FDPA, the Loan Parties shall obtain and maintain such flood insurance policies as Administrative Agent reasonably requests so that Administrative Agent and the Lenders shall be deemed in compliance with the FDPA and shall deliver evidence thereof to Administrative Agent.  The Loan Parties will, and will cause their respective Subsidiaries, to name Administrative Agent, pursuant to endorsements and assignments in form and substance reasonably satisfactory to Administrative Agent, (i) as a lender loss payee and mortgagee, if applicable, in the case of casualty insurance with respect to the Collateral, (ii) as an additional insured in the case of all liability insurance, and (iii) as an additional insured in the case of all flood insurance.  Unless Administrative Agent otherwise agrees, all insurance policies required hereunder shall include effective waivers by the insurer of subrogation.  Unless Administrative Agent otherwise agrees, Borrower shall use commercially reasonable efforts to obtain for all insurance policies endorsements providing that each such insurance policy is non-cancelable and not subject to material change as to Administrative Agent except upon 30 days’ (and ten days’ for non-payment of premiums) prior written notice given by the insurer to Administrative Agent.

Administrative Agent shall be entitled, upon reasonable advance notice, to review and/or receive copies of, the insurance policies of the Loan Parties and their respective Subsidiaries carried and maintained with respect to the Loan Parties’ obligations under this Subsection 2.2. Notwithstanding anything to the contrary herein, no provision of this Subsection 2.2 or any provision of this Agreement shall impose on Administrative Agent and the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Loan Parties and their respective Subsidiaries, nor shall Administrative Agent and the Lenders be responsible for any representations or warranties made by or on behalf of the Loan Parties and their respective Subsidiaries to any insurance broker, company or underwriter.  Administrative Agent, at its sole option, may obtain any insurance required hereunder if not provided by the Loan Parties and in such event, the Loan Parties shall reimburse Administrative Agent upon demand for the cost thereof.

2.3   Inspection.  The Loan Parties will permit, and will cause each of their respective Subsidiaries to permit, at the expense of the Loan Parties, any authorized representatives of the Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany the Administrative Agent’s authorized representatives) (A) to visit and inspect any of the properties of the Loan Parties and their respective Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and (B) to discuss their affairs, finances and business with their officers, employees and certified public accountants, in each case upon reasonable prior notice at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that, except during the continuance of an Event of Default, each visit or inspection by the Administrative Agent in excess of one visit or inspection during a calendar year shall not be at the Loan Parties expense but shall be at the sole expense of Administrative Agent or Lenders; provided, further, that during the continuance of an Event of Default, the authorized representatives of Administrative Agent and any Lender may conduct such visits and inspections and engage in such discussions without notice and as frequently and at such times as they may specify.

2.4   Legal Existence, Etc.  Except as otherwise permitted by Subsection 3.6 or 3.7 or as contemplated on Schedule 5.19 of this Agreement, the Loan Parties will, and will cause their respective Subsidiaries to at all times preserve and keep in full force and effect their legal existence and good standing and all rights and franchises (including the Licenses), except as permitted hereunder as and as would not reasonably be expected to have a Material Adverse Effect.

2.5   Use of Proceeds.  The Loan Parties will use the proceeds of the Loans, and will cause any of their respective Subsidiaries who receive (directly or indirectly) proceeds of the Loans to use such proceeds, solely for the purposes described in the recital paragraphs to this Agreement; provided, however, the proceeds of any Incremental Term Loan shall be used solely for the purposes described in the amendment or supplement to this Agreement evidencing such Incremental Term Loan Facility.  No part of any Loan will be used (directly or indirectly) to purchase any “margin stock” as defined in, or otherwise in violation of, the regulations of the Federal Reserve System.

2.6   Further Assurances; Notices of Acquisition of Real Property.  The Loan Parties will, and will cause each of their respective Subsidiaries to, from time to time, do, execute, authorize and deliver, as the case may be, all such additional and further acts, documents and instruments as Administrative Agent or any Lender reasonably requests to consummate the transactions contemplated hereby and to vest completely in and assure Administrative Agent and the other Secured Parties of their respective rights under this Agreement, the other Loan Documents and the Secured Hedge Agreements, including such financing statements, documents, security agreements and reports to evidence, perfect or otherwise implement the security for repayment of the Secured Obligations contemplated by the Loan Documents and the Secured Hedge Agreements.  Borrower will notify Administrative Agent in each Compliance Certificate delivered pursuant to Subsection 4.4(C) of the acquisition in fee simple by any Loan Party of any real property with a purchase price in excess of $1,000,000 or as to which the loss thereof would have a Material Adverse Effect (a “Material Owned Property”), the lease or license by any Loan Party after the date hereof of any real property as to which (i) the annual rentals or equivalent payments under which exceed $200,000, (ii) the book value of the assets of the Loan Party located on the leased or licensed location are in excess of $1,000,000 or (iii) the loss thereof would have a Material Adverse Effect (a “Material Leased Property”), and the acquisition by any Loan Party of any material registered intellectual property, or the opening by any Loan Party of any new deposit, investment or other accounts.  Each Loan Party, promptly upon the request of Administrative Agent, will execute and deliver all such additional documents and instruments as Administrative Agent may reasonably require with respect to each Material Owned Property and each Material Leased Property acquired after the date hereof in order to create a valid and perfected Lien in favor Administrative Agent in such property (including, upon the request of Administrative Agent, mortgages, leasehold mortgages, fixture filings, environmental audits, completed environmental questionnaires, surveys and title insurance policies, as well as mortgagee waivers and landlord agreements for all real estate leased by any Loan Party that is the chief executive office of any Loan Party, is where any material books and records relating to Collateral are kept, or that constitutes Material Leased Property, and in each case for which Administrative Agent has requested a leasehold mortgage.  The Administrative Agent may elect not to request any documents or instruments as contemplated by this Section 2.6 regarding such Material Owned Property or Material Leased Property if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or lien in such Material Owned Property or Material Leased Property exceed the relative benefit afforded the Secured Parties.  Each Loan Party, promptly upon the request of Administrative Agent, also will execute and deliver UCC financing statements (including fixture filings), assignments, control agreements (but only for accounts with an average daily balance (determined on a trailing six month basis, counting the actual number of days elapsed) exceeding $1,000,000 for two consecutive months), and legal opinions as the Administrative Agent may reasonably request to further create or to evidence a valid and perfected Lien in favor Administrative Agent in such property.

2.7   CoBank Patronage Capital.  So long as CoBank is a Lender hereunder, Borrower will acquire non-voting participation certificates in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of participation certificates that Borrower may be required to purchase in CoBank in connection with the Loans may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into.  The rights and obligations of the parties with respect to such participation certificates and any distributions made on account thereof or on account of Borrower’s patronage with CoBank shall be governed by CoBank’s Bylaws.  CoBank agrees that all Loans that are made by CoBank and that are retained for its own account and not sold in a participation shall be entitled to patronage distributions in accordance with the CoBank’s Bylaws; all Loans that are made by CoBank and are included in a sale of a participation shall not be entitled to patronage distributions.  CoBank’s Pro Rata Share of the Loans and other Secured Obligations due to CoBank shall be secured by a statutory first lien on all equity which Borrower may now own or hereafter acquire in CoBank.  Such equity shall not, however, constitute security for the Secured Obligations due to any other Secured Party.  CoBank shall not be obligated to set off or otherwise apply such equities to Borrower’s obligations to CoBank.  In the event of any liquidation, sale, transfer or other disposition of Collateral that includes Borrower’s participation certificates in CoBank, whether by foreclosure or otherwise, the proceeds attributable to such participation certificates shall be equal to the face value of such participation certificates as reflected in the official records of CoBank.

2.8   Collateral Assignments of Material Contracts.  The Loan Parties shall promptly execute and deliver to Administrative Agent, for the benefit of Administrative Agent and all Lenders, all such Collateral Contract Assignments with respect to Material Contracts as Administrative Agent may request from time to time, such Collateral Contract Assignments to contain, to the extent obtainable through the use of reasonably commercial efforts, a consent to the collateral assignment of the applicable Material Contract satisfactory to Administrative Agent and containing such other reasonable terms and conditions in light of the nature of the applicable Material Contract and the parties thereto other than the Loan Parties and their respective Subsidiaries.

2.9   Investment Company Act.  None of the Loan Parties nor any of their respective Subsidiaries shall be or become an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

2.10         Payment of Obligations.  Unless contested in good faith by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside therefore, the Loan Parties will, and will cause each of their respective Subsidiaries to, (A) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination provisions), and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (B) pay and discharge all taxes, assessments, claims and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto or a lien would attach to any of the properties of the Loan Parties or their respective Subsidiaries if unpaid unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor.

2.11         Environmental Laws.  The Loan Parties will, and will at all times cause each of their respective Subsidiaries to:

(A)          Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(B)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(C)           Defend, indemnify and hold harmless Administrative Agent and Lenders, and their respective employees, Administrative Agent, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of its respective Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing is determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this Subsection 2.11 shall survive repayment of the Obligations and the termination of this Agreement.

2.12         Creation or Acquisition of Subsidiaries.  (A)  Promptly upon (and in any event within thirty (30) days after) the creation or acquisition of any new Subsidiary by any Loan Party or any Subsidiary of any Loan Party, each such new Subsidiary will execute and deliver to Administrative Agent a Joinder Agreement, pursuant to which such new Subsidiary (i) shall become a party hereto as a Guarantor and (ii) shall become a party to the Pledge Agreement and shall deliver to Administrative Agent all such other Security Documents and such legal opinions as Administrative Agent shall reasonably request, and shall grant to Administrative Agent a Lien upon and security interest in its Collateral, to the extent provided in the Security Documents, for the Secured Obligations (provided that any such new Subsidiary that constitutes a “controlled foreign corporation” under Section 956 of the IRC shall be excluded from the requirements of this Subsection 2.12(A)(i)); provided further that no assets of a foreign Subsidiary that constitutes a controlled foreign corporation under Section 956 of the IRC shall be required to secure the Obligations by pledge or otherwise); and

(B)           Promptly upon (and in any event within thirty (30) days after (or such later date as the Administrative Agent shall agree to in writing in its sole discretion)) the creation or acquisition of a new Subsidiary, all capital stock or other equity interest in such Subsidiary owned by any Loan Party or any Subsidiary of any Loan Party will be pledged to Administrative Agent as follows (provided that any equity interests in any foreign Subsidiary that constitutes a “controlled foreign corporation” under Section 956 of the IRC which, when aggregated with all of the other shares of equity interests in such Subsidiary pledged to Administrative Agent, would result in more than 65% of the total equity interests entitled to vote of such Subsidiary being pledged to Administrative Agent, shall not be pledged; provided further that no assets of a foreign Subsidiary that constitutes a controlled foreign corporation under Section 956 of the IRC shall be required to secure the Obligations by pledge or otherwise): (i) if a Loan Party directly owns any of the capital stock of or other equity interest in such new Subsidiary, such Loan Party will execute and deliver to Administrative Agent an amendment or supplement to the Pledge Agreement pursuant to which all such capital stock or other equity interest shall be pledged to Administrative Agent, together with the certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank and such legal opinions as Administrative Agent may reasonably request; and (ii) if any of the capital stock of or other equity interest in such new Subsidiary is owned by another Subsidiary (other than a foreign subsidiary), to the extent not already covered by the Security Agreement, such other Subsidiary will execute and deliver to Administrative Agent an appropriate joinder, amendment or supplement to the Pledge Agreement, pursuant to which all of the capital stock of or other equity interest in such new Subsidiary owned by such other Subsidiary shall be pledged to Administrative Agent, together with the certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank and such legal opinions as Administrative Agent may reasonably request.

As promptly as reasonably possible, the Loan Parties and their respective Subsidiaries will deliver any such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary), in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent may reasonably request in connection therewith and will take such other action as Administrative Agent may reasonably request to create in favor of Administrative Agent a perfected security interest on a first-priority basis in the Collateral being pledged pursuant to the documents described above.

The Administrative Agent may elect by written notice to the Borrower to exempt (i) any new Subsidiary which is not wholly-owned directly or indirectly by the Loan Parties and/or (ii) any Loan Party who owns capital stock or other equity interest in such Subsidiary from the requirements of all or any portion of this Subsection 2.12 if it determines in its sole discretion that the costs to the Loan Parties of complying with all or such portion of this Subsection 2.12 exceed the relative benefit afforded the Secured Parties.

2.13         Interest Rate Protection.  Within 90 days of the Closing Date, Borrower shall have entered into or obtained, and Borrower will thereafter maintain in full force and effect, Hedge Agreements in form and substance reasonably satisfactory to Administrative Agent, the effect of which shall be to fix or limit interest rates payable by Borrower as to at least 33% of the aggregate principal balance of the Term Loan outstanding on the Closing Date for a period of not less than two years after the Closing Date.  Borrower will deliver to Administrative Agent, promptly upon receipt thereof, copies of such Hedge Agreements (and any supplements or amendments thereto), and promptly upon request therefor, any other information reasonably requested by Administrative Agent to evidence its compliance with the provisions of this Subsection 2.13.

2.14         ERISA.

With respect to any Plan, other than a Multi-employer Plan, that is intended to qualify under Section 401(a) of the IRC, the Loan Parties will apply for and obtain a favorable determination letter within the period provided by Applicable Law, unless the Plan was adopted by means of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service upon which the Loan Parties are entitled to rely.

2.15         Post-Closing Letter.

The Loan Parties shall take each of the actions specified in the Post-Closing Letter within the time periods specified therein.

SECTION 3
NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, such Loan Party shall perform and comply, and shall cause each of its respective Subsidiaries to perform and comply, with all covenants in this Section 3.

3.1   Indebtedness.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain liable with respect to any Indebtedness other than:

(A)          the Loans and the other Obligations;

(B)           the Contingent Obligations permitted by Subsection 3.4;

(C)           Indebtedness incurred in connection with any Hedge Agreement permitted pursuant to Subsection 3.14;

(D)          So long as no Event of Default exists before or will result after giving effect to such Indebtedness, Indebtedness incurred by GTT in an aggregate outstanding amount not to exceed $20,000,000 at any time and Indebtedness incurred by BDC in an aggregate outstanding amount not to exceed $20,000,000 at any time upon terms and conditions reasonably acceptable to Administrative Agent; provided, that, the proceeds of any Indebtedness of BDC incurred pursuant to this Subsection 3.1(D) shall be used solely for the purposes of (i) repurchasing stock of BDC from its owners other than Borrower or any of its Affiliates, (ii) paying dividends to Borrower (directly or through one or more wholly-owned Subsidiaries), or (iii) repaying Indebtedness owed to Borrower;

(E)           Indebtedness (i) incurred by any Subsidiary which is not a Guarantor which is (1) owed to Borrower or to any Subsidiary of the Borrower which is not a Loan Party and (2) permitted pursuant to Subsection 3.3(F), (ii) incurred by a Loan Party which is owed to Borrower or any other Loan Party, or (iii) incurred by any Subsidiary which is not a Guarantor which is owed to another Subsidiary which is not a Guarantor, provided that such Indebtedness is not (1) owed to GTT or any of its Subsidiaries by BDC or any of its Subsidiaries or (2) owed to BDC or any of its Subsidiaries by GTT or any of its Subsidiaries;

(F)           (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by Borrower or any Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that

(1)           such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and

(2)           such Indebtedness is not guaranteed in any respect by Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person, or any of its Subsidiaries), and

(3)           (a) the equity interests of such Person are pledged to secure the Secured Obligations to the extent required hereunder, and (b) such Person otherwise complies with Subsection 2.12, and

(4)           (a) after giving pro forma effect to the incurrence of such Indebtedness and the application of proceeds thereof, Borrower is in compliance with the covenants set forth in Subsections 4.1 through 4.3 for the most recently ended test period and (b) except for Indebtedness consisting of capital lease obligations, purchase money Indebtedness or mortgages or other Liens on specific assets (x) no portion of such Indebtedness matures prior to the latest maturity date of any of the Loans, and (y) no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Subsidiary that is not a Guarantor; and

(ii)           any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Secured Obligations to substantially the same extent;

(G)           Indebtedness in respect of cash management and similar arrangements in the ordinary course of business;

(H)          Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or equity interests for the purpose of financing such acquisition, provided that such amount is not Indebtedness required to be reflected on the balance sheet of the Borrower or any Subsidiary in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);

(I)            Indebtedness representing deferred compensation to employees of the Borrower and the Subsidiaries incurred in the ordinary course of business; and

(J)            Indebtedness under purchase money security agreements, Capital Leases, and other Indebtedness, the aggregate principal amount of which shall not exceed $7,500,000 at any one time.

3.2   Liens and Related Matters.

(A)          No Liens.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of the Loan Parties or their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.

(B)           No Negative Pledges. The Loan Parties will not and will not permit their respective Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its or their properties or assets, whether now owned or hereafter acquired, except (i) operating leases, Licenses and Capital Leases and agreements evidencing purchase money Indebtedness permitted pursuant to Subsection 3.1(J), in each case which only prohibit Liens upon the assets that are subject thereto, (ii) customary non-assignment clauses in agreements entered into in the ordinary course of business, (iii) contracts for the sale of assets permitted by Subsection 3.7, and (iv) restrictions imposed by Applicable Law.

3.3   Investments.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(A)          Investments in Cash Equivalents;

(B)           obligations of or equities in CoBank, as set forth in Subsection 2.7;

(C)           existing Investments set forth on Schedule 3.3(C) and any extensions, and any extensions, renewals or reinvestments thereof, so long as the amount of any such Investment pursuant to this clause (C) is not increased at any time above the amount of such Investment existing on the date hereof;

(D)          Permitted Acquisitions;

(E)           Hedge Agreements permitted pursuant to Subsection 3.14;

(F)           Investments in Subsidiaries of the Loan Parties, provided that such advances are evidenced by written demand promissory notes, such notes contain terms and provisions reasonable acceptable to Administrative Agent, and such notes have been delivered to Administrative Agent, provided, however, that (i) the aggregate amount of Investments by Loan Parties in or to Subsidiaries of the Loan Parties that are not Guarantors may not exceed $20,000,000 in any calendar year (net of returned advances during such period) or a cumulative total (net of returned advances during such period) of $40,000,000 during the term of this Agreement and (ii) such Investments are not made to or in BDC or any of its Subsidiaries by GTT or any of its Subsidiaries or to or in GTT or any of its Subsidiaries by BDC or any of its Subsidiaries;

(G)           loans and advances to officers, directors and employees of Borrower or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of equity interests of Borrower to the extent that the cash proceeds of such loans and advances are directly or indirectly contributed to Borrower in cash and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding pursuant to this subclause (iii) not to exceed $500,000;

(H)          Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(I)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(J)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(K)          advances of payroll payments to employees in the ordinary course of business;

(L)           guarantee obligations of any Loan Party of leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(M)         Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Subsection 3.3 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

3.4   Contingent Obligations.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except those:

(A)          resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(B)           arising under indemnity agreements to title insurers in connection with mortgagee title insurance policies in favor of Administrative Agent for the benefit of itself and the other Lenders;

(C)           arising with respect to customary indemnification obligations incurred in connection with Permitted Acquisitions and permitted Asset Dispositions (provided that such obligations shall in no event exceed the amount of proceeds received in connection therewith);

(D)          arising in the ordinary course of business with respect to customary indemnification obligations incurred in connection with liability insurance coverage;

(E)           incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $2,000,000 in aggregate liability;

(F)           incurred as a guaranty of Indebtedness permitted by Subsection 3.1 (provided that such guaranty obligation shall in no event exceed the amount of such Indebtedness plus other related costs and expenses of collection as set forth in such guaranty);

(G)           constituting Investments permitted pursuant to Section 3.3; and

(H)          Contingent Obligations arising under the Loan Documents and under Hedge Agreements.

3.5   Restricted Junior Payments.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided, however, that (A) any Loan Party may make, declare or pay lawful cash dividends or distributions to any other Loan Party, (B) any Subsidiary may make, declare or pay lawful, pro rata cash dividends or distributions and (C) so long as no Default under Subsections 6.1(A) or (F) or any Event of Default exists before or will result after giving effect to such distribution on a pro forma basis, Borrower may, during any fiscal year commencing with the fiscal year ending December 31, 2008, (i) make, declare or pay lawful cash dividends or distributions to its shareholders or redeem capital stock in an aggregate amount which is greater of 50% of (1) Borrower’s consolidated net income (excluding non-cash extraordinary items, such as the writedown or writeup of assets) for the immediately preceding fiscal year or (2) Borrower’s consolidated net income for the current year annualized and (ii) redeem or repurchase capital stock of Borrower in connection with the termination of an employee or any other Board approved stock redemption or repurchase plan in an aggregate amount during each fiscal year not to exceed $250,000.

3.6   Restriction on Fundamental Changes.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly:  (A) unless and only to the extent required by law or as would not be reasonably expected to be adverse to the interests of Lenders, amend, modify or waive any term or provision of its articles of organization, operating agreement, management agreements, articles of incorporation, certificates of designations pertaining to preferred stock or by-laws; or (B) enter into any transaction of merger or consolidation, except that (i) any Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity), (ii) any Loan Party other than Borrower may merge or consolidate with any other Loan Party other than Borrower, (iii) any Subsidiary that is not a Loan Party may merge, dissolve, liquidate, consolidate with or into any Loan Party, provided that such Loan Party shall be the continuing or surviving corporation, (iv) any Subsidiary which is not a Loan Party may merge, dissolve, liquidate, consolidate with or into any other Subsidiary which is not a Loan Party, (v) any Permitted Acquisition or any permitted Investment or Asset Disposition may be structured as merger, consolidation or amalgamation; (C) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except in connection with another transaction permitted under clause (B) above; or (D) acquire by purchase or otherwise all or any substantial part of the business or assets of any Person or equity interests in any Person (whether by stock purchase or otherwise) other than pursuant to a Permitted Acquisition; provided that ten days prior to the effective date of such merger, consolidation, dissolution, liquidation, or amalgamation in the case of clause (B) or clause (C), or such acquisition in the case of clause (D), and promptly following such amendment, modification or waiver in the case of clause (A), the Borrower shall provide written notice and a copy thereof or the documentation relating thereto to Administrative Agent.

3.7   Disposal of Assets or Subsidiary Stock.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, convey, sell (including, without limitation, pursuant to a sale and leaseback transaction, except those that would be permitted under Subsection 3.1(J) deeming any such sale-leaseback to be Indebtedness, subject to documentation reasonably satisfactory to Administrative Agent), lease (including, without limitation, pursuant to a lease or sale and leaseback transaction), sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any such Subsidiary, whether now owned or hereafter acquired, except for (A) bona fide sales or leases of inventory to customers in the ordinary course of business, dispositions of surplus, worn out or obsolete equipment, and any conveyance, lease, sublease, transfer or other disposition of assets of any Loan Party or its Subsidiaries to any Loan Party; (B) fair market value sales of Cash Equivalents; (C) leasing or subleasing of its property in the ordinary course of business; (D) any Asset Disposition required by law; (E) any Asset Disposition of non-core assets of a company acquired pursuant to a Permitted Acquisition provided that such Asset Disposition occurs within 18 months of such Permitted Acquisition, and (F) all other Asset Dispositions if all of the following conditions are met: (i) the aggregate market value of such assets sold in any fiscal year of Borrower does not exceed $7,500,000 in the aggregate for the Loan Parties and their respective Subsidiaries; (ii) the consideration received by the Loan Party or such Subsidiary is at least equal to the fair market value of such assets; (iii) the sole consideration received is cash or equipment of comparable value to that disposed of and that is to be used in the business of the Loan Party or such Subsidiary; (iv) after giving effect to the Asset Disposition, Borrower, on a combined and consolidated basis with its Subsidiaries as set forth in Section 4, is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended fiscal quarter for which information is available; and (v) no Default or Event of Default then exists or shall result from the Asset Disposition.

3.8   Transactions with Affiliates.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director or officer of the Loan Parties or any Affiliate, except (A) as set forth on Schedule 3.8 or as permitted pursuant to Subsections 3.3, 3.5, 3.6, 3.7 and 3.9; (B) transactions upon fair and reasonable terms which (in the case of transactions requiring payments by any Loan Party or its Subsidiaries in the aggregate in excess of $250,000 in any fiscal year) are fully disclosed to Lenders and are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; (C) transactions among the Loan Parties; or (D) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated.

3.9   Management Fees.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person; except management fees paid (A) to any Loan Party, or (B) other management or similar fees proposed by Borrower and reasonably satisfactory to Requisite Lenders.

3.10         Conduct of Business.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, engage in any business other than businesses of owning, constructing, managing, operating and investing (subject to Subsection 3.3) in Communications Systems or other businesses related or incidental thereto.

3.11         Fiscal Year.  The Loan Parties will not, and will not permit their respective Subsidiaries to, change its or their fiscal year from a fiscal year ending on December 31 of each year.

3.12         Modification of Agreements.  The Loan Parties will not amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Material Contracts, except to the extent such change, amendment, modification or consent is not materially adverse to Administrative Agent or any Lender and would not otherwise have a Material Adverse Effect.

3.13         Inconsistent Agreements.    The Loan Parties will not, and will not permit their respective Subsidiaries to, enter into any agreement containing any provision which would (A) be violated or breached by any borrowing by Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document (other than permitted Capital Leases and purchase money security agreements)or (B) create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Loan Party or Subsidiary to (i) pay dividends or make other distributions to its parent or any other applicable Subsidiary of its parent, or pay any Indebtedness owed to its parent or any

Subsidiary of its parent, (ii) make loans or advances to its parent or (iii) transfer any of its assets or properties to its parent; in each case, other than restrictions affecting non-wholly-owned Subsidiaries.

3.14         Hedging Agreements.    The Loan Parties will not, and will not permit their respective Subsidiaries to, engage in any speculative transactions or in any transaction involving a Hedging Agreement except as required by Subsection 2.13 or for the sole purpose of hedging in the normal course of business.

SECTION 4
FINANCIAL COVENANTS AND REPORTING

The Loan Parties hereby covenant and agree that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, the Loan Parties shall perform and comply with, and shall cause each of their respective Subsidiaries to perform and comply with, all covenants in this Section 4. For the purposes of this Section 4, all covenants calculated for Borrower shall be calculated on a consolidated basis for Borrower and its Subsidiaries.

4.1   Total Net Leverage Ratio.  Commencing on the Closing Date, Borrower shall maintain at all times, measured at each fiscal quarter end, a Total Net Leverage Ratio of less than or equal to 3.0:1:0; provided, however, Borrower will have 30 days after the applicable reporting date to cure any default under this Subsection 4.1 by reducing the Indebtedness of Borrower on a consolidated basis or increasing the Borrower Pledged Cash and Cash Equivalents, in either case, solely through an equity issuance.

4.2   Total Interest Coverage Ratio.  Commencing on the Closing Date, Borrower shall maintain at all times, measured at each fiscal quarter end, a Total Interest Coverage Ratio greater than or equal to 3.5:1.0.

4.3   Equity to Assets Ratio.  Commencing on the Closing Date, Borrower shall maintain at all times, measured at each fiscal quarter end, an Equity to Assets Ratio greater than or equal to 0.40:1.0.

4.4   Financial Statements and Other Reports.  The Loan Parties will maintain, and will cause their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP consistently applied (it being understood that quarterly financial statements are not required to have footnote disclosures or reflect year end adjustments).  Borrower will deliver or cause to be delivered each of the financial statements and other reports described below to Administrative Agent (and each Lender in the case of the financial statements and other reports described in Subsections 4.4(A) through (I) and (K)).

(A)          Quarterly Financials; Other Quarterly Reports.  As soon as available and in any event no later than the earlier to occur of (i) 10 days after the date that Borrower is or would be required to file Borrower’s quarterly report with the Securities and Exchange Commission (the

“SEC”) as part of Borrower’s periodic reporting (whether or not the Borrower is subject to such reporting requirements) and (ii) 55 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower will deliver consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such fiscal quarter and the then elapsed portion of the applicable fiscal year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year of the Borrower to the end of such quarter (which requirement shall be deemed satisfied by the delivery of the Borrower’s quarterly report on Form 10-Q (or any successor form) for such quarter).

(B)           Year-End Financials.  As soon as available and in any event no later than the earlier to occur of (i) 10 days after the date that Borrower is or would be required to file Borrower’s annual report with the SEC as part of Borrower’s periodic reporting (whether or not the Borrower is subject to such reporting requirements), and (ii) 100 days after the end of each fiscal year of Borrower, the Borrower will deliver (a) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year) and (b) a report with respect to the financial statements received pursuant to this Subsection from PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Administrative Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”), as amended, entitled “Reports on Audited Financial Statements” and such report shall be without any material qualification or exception as to the scope of such audit or any “going concern” qualification.

(C)           Compliance Certificates.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsections 4.4(A) and (B), Borrower will deliver or cause to be delivered a fully and properly completed compliance certificate in substantially the same form as Exhibit 4.4(C) (each, a “Compliance Certificate”) signed by two of the chief executive officer, the chief financial officer and the chief accounting officer of Borrower.

(D)          Accountants’ Reliance Letter.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsection 4.4(B), Borrower will deliver or cause to be delivered a copy of letters addressed to Borrower’s certified public identifying Lenders as parties that Borrower intend to rely on such professional services provided to Borrower by such accountants.

(E)           Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver or cause to be delivered copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(F)           Management Report.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsections 4.4(A) and 4.4(B), Borrower will deliver or cause to be delivered (i) if Borrower is no longer subject to reporting requirements of the Act, reports in scope and content substantively similar to its present SEC reporting and (ii) quarterly operational data in scope and content substantially similar to that data now provided to Borrower’s Board of Directors as its monthly “Dashboard.”  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer or chief operating officer of Borrower, respectively, to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(G)           Budget.  (i)  As soon as reasonably available, but in any event within 60 days after the first day of each fiscal year of Borrower, respectively, occurring during the term hereof, Borrower shall deliver or cause to be delivered operating and capital spending budgets (the “Budgets”) of Borrower and its Subsidiaries for such fiscal year, quarter by quarter and (ii) promptly after becoming aware thereof, Borrower will deliver or cause to be delivered any material amendment to or deviation from such Budgets.

(H)          SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower will deliver or cause to be delivered copies of (i) all financial statements, reports, notices and proxy statements sent or made available by any Loan Party or any of their respective Subsidiaries to any of their security holders generally, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party or any of their respective Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (iii) all material press releases and other statements made available by any Loan Party or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

(I)            Events of Default, Etc.  Promptly upon any executive officer of any Loan Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by any Loan Party or any of their respective Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer or chief operating officer of specifying the nature and period of existence of such event or condition and what action, if any, such Loan Party or such Subsidiary has taken, is taking and proposes to take with respect thereto:  (i) any Event of Default or Default; or (ii) any notice that any Person has given to any Loan Party or any of their respective Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Subsection 6.1(B).

(J)            Litigation.  Promptly upon any officer of any Loan Party obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of their respective Subsidiaries not previously disclosed by Borrower to Administrative Agent or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any of their respective Subsidiaries which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Administrative Agent and provide such other information as may be requested by Administrative Agent and reasonably available to any Loan Party to enable Administrative Agent and its counsel to evaluate such matter.

(K)          Regulatory and Other Notices.  Within 30 days after filing, receipt or becoming aware thereof, Borrower will deliver or cause to be delivered copies of any filings or communications sent to or notices and other communications received by any Loan Party or any of their respective Subsidiaries from any Governmental Authority, including the FCC, any applicable PUC and the SEC, relating to any noncompliance by any Loan Party or any of their respective Subsidiaries with any law or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

(L)           Material Adverse Effect.  Promptly after becoming aware thereof, Borrower will give written notice to Administrative Agent and Lenders of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

(M)         Environmental Notices.    Promptly after becoming aware of any material violation by any Loan or any of their respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of their respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same could reasonably be expect to have a Material Adverse Effect, Borrower will give notice to Administrative Agent and Lenders thereof and provide such other information as may be reasonably available to any Loan Party or any of their respective Subsidiaries to enable Administrative Agent and Lenders to reasonably evaluate such matter.

(N)          ERISA Events.  Immediately after becoming aware of any ERISA Event, accompanied by any materials required to be filed with the PBGC with respect thereto; immediately after any Loan Party’s or any of their respective Subsidiaries’ receipt of any notice concerning the institution of proceedings by the PBGC pursuant to Section 4042 of ERISA to involuntarily terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; immediately upon the establishment of any Pension Plan not existing at the Closing Date or the commencement of contributions by any Loan Party or any of their respective Subsidiaries to any Pension Plan to which any Loan Party or any of their respective Subsidiaries was not contributing at the Closing Date; and immediately upon becoming aware of any other event or condition regarding a Plan or any Loan Party’s or any of their respective Subsidiaries’ or an ERISA Affiliate’s compliance with ERISA which could reasonably be expected to have a Material Adverse Effect, Borrower will give notice to Administrative Agent and Lenders thereof and provide such other information as may be reasonably available to any Loan Party or any such Subsidiary to enable Administrative Agent and Lenders to reasonably evaluate such matter.

(O)          Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any of their respective Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

4.5   Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Except as otherwise expressly provided, financial statements and other information furnished to Administrative Agent pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation.  In the event of an Accounting Change (as defined below) that results in a change in any calculations required by Section 4 of this Agreement that would not have resulted had such Accounting Change not occurred, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such Accounting Change such that the criteria for evaluating compliance with such covenants shall be the same after such Accounting Change as if such Accounting Change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with Section 4 of this Agreement shall be given effect until such provisions are amended to reflect such change in GAAP.  “Accounting Change” means any change in accounting principles that is required or permitted hereafter by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto) and such change is adopted by Borrower and the other Loan Parties with the agreement of its accoutnants.

SECTION 5
REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Agreement and to make Loans, each of the Loan Parties hereby represents and warrants to Administrative Agent and each Lender on the Closing Date, the Closing Date and on the date of each request for a Loan or the issuance of a Letter of Credit that the following statements are true, correct and complete:

5.1   Disclosure.  The information furnished by or on behalf of the Loan Parties or any of their respective Subsidiaries contained in this Agreement, the financial statements referred to in Subsection 5.8 and any other document, certificate, opinion or written statement furnished to Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document (other than projections), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections provided by or on behalf of the Loan Parties or any of their respective Subsidiaries have been prepared by management in good faith and based upon assumptions believed by management to be reasonable at the time the projections were prepared.

5.2   No Material Adverse Effect.  Since December 31, 2007, there has been no event or change in facts or circumstances affecting the Loan Parties or any of their respective Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

5.3   Organization, Powers, Authorization and Good Standing.

(A)          Organization and Powers.  Each of the Loan Parties and their respective Subsidiaries is a limited liability company, corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation (which jurisdiction is set forth on Schedule 5.3(A)).  Except as disclosed on Schedule 5.3(A), each of the Loan Parties and their respective Subsidiaries has all requisite legal power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out its respective obligations with respect thereto.

(B)           Authorization; Binding Obligation.  Each of the Loan Parties and their respective Subsidiaries has taken all necessary limited liability company, partnership, corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto (other than Administrative Agent and Lenders), each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debt or relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and general principles of equity.

(C)           Qualification.  Each of the Loan Parties and their respective Subsidiaries is duly qualified and authorized to do business and in good standing in each jurisdiction where the nature of its business and operations requires such qualification and authorization, except where the failure to be so qualified, authorized and in good standing could not reasonably be expected to have a Material Adverse Effect.  All jurisdictions in which each Loan Party is qualified and authorized to do business are set forth on Schedule 5.3(C).

5.4   Compliance of Agreement, Loan Documents and Borrowings with Applicable Law.Except as set forth on Schedule 5.4, the execution, delivery and performance by the Loan Parties and their respective Subsidiaries of the Loan Documents to which each such Person is a party, the borrowings hereunder and the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (A) require any Governmental Approval or violate any Applicable Law relating to the Loan Parties or any of their respective Subsidiaries, (B) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Loan Parties or any of their respective Subsidiaries or any Material Contract to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person or (C) except as required or permitted under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person.

5.5   Compliance with Law; Governmental Approvals.  Each of the Loan Parties and their respective Subsidiaries (A) has, or has the right to use, all material Governmental Approvals, including the Licenses, required by any Applicable Law for it to conduct its business, and (B) is in material compliance with each Governmental Approval, including the Licenses, applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties the violation of which could reasonably be expected to have a Material Adverse Effect.

5.6   Tax Returns and Payments.  Each of the Loan Parties and their respective Subsidiaries have duly filed or caused to be filed all federal and all material state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and all material state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax is being diligently contested in good faith and adequate reserves therefor have been established in compliance with GAAP.  The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of federal, state, local and other taxes for all fiscal years and portions thereof are in the judgment of the Loan Parties adequate, and neither the Loan Parties nor any of their respective Subsidiaries anticipates any additional material taxes or assessments for any of such years.

5.7   Environmental Matters.  Each of the Loan Parties and their respective Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and there is no contamination in material violation of applicable Environmental Laws at, under or about such properties or such operations of the Loan Parties and their respective Subsidiaries which interfere in any material respect with the continued operation of such properties or impair in any material respect the fair saleable value thereof or with such operations, except for any such violations or contamination as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8   Financial Statements.

(A)          All financial statements concerning the Loan Parties and their respective Subsidiaries which have been furnished to Administrative Agent and Lenders pursuant to this Agreement have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of unaudited financial statements, except for the absence of notes and for year-end adjustments) and present fairly in all material respects the financial condition of the Persons covered thereby as of the date thereof and the results of their operations for the periods covered thereby and do and will disclose all material liabilities and Contingent Obligations of any of the Loan Parties or their respective Subsidiaries as at the dates thereof.

(B)           All Budgets concerning the Loan Parties and their respective Subsidiaries which have been furnished to Administrative Agent or Lenders were prepared in good faith by or on behalf of such Loan Party and such Subsidiaries.

5.9   Intellectual Property.  Each of the Loan Parties and their respective Subsidiaries owns, or possesses the right to use all patents, copyrights, trademarks, trade names, service marks, technology know-how and processes necessary for the conduct of its business as currently or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon any validly asserted rights of others, except for any Intellectual Property Rights the absence of which could not reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights except to the extent the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Loan Parties nor any of their respective Subsidiaries has been threatened in writing with any litigation regarding Intellectual Property Rights that would present a material impediment to the business of any such Person.

5.10         Litigation, Investigations, Audits, Etc.  Except as set forth on Schedule 5.10, there is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Loan Parties, threatened against the Loan Parties or any of their respective Subsidiaries or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC or any PUC), except such as (A) affect the telecommunications industry generally, (B) do not call into question the validity or enforceability of this Agreement or any other Loan Document or any lien or security interest created hereunder, or (C) individually or collectively would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.10, to the Loan Parties’ knowledge, none of the Loan Parties or any of their respective Subsidiaries are the subject of any review or audit by the Internal Revenue Service or any investigation by any Governmental Authority concerning the violation or possible violation of any law (other than routine IRS audits).

5.11         Employee Labor Matters.  Except as set forth on Schedule 5.11, (A) none of the Loan Parties, their respective Subsidiaries or their respective employees is subject to any collective bargaining agreement, (B) no petition for certification or union election is pending with respect to the employees of any such Person and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such Person and (C) there are no strikes, slowdowns, unfair labor practice complaints, work stoppages or controversies pending or, to the best knowledge of the Loan Parties after due inquiry, threatened between any such Person and its respective employees, other than employee grievances arising in the ordinary course of business that would not (in the case of each of clauses (A), (B) or (C) above) reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12         ERISA Compliance.

(A)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state law except for any noncompliance that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Plan, other than a Multi-employer Plan, which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is adopted by means of a master or prototype plan that has received a favorable opinion letter upon which the Loan Parties are entitled to rely and to the best knowledge of the Loan Parties, nothing has occurred that would cause the loss of such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.

(B)           There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to have a Material Adverse Effect.

(C)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded liability; (iii) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could subject any Person to Section 4069 or 4212(c) of ERISA.

5.13         Communications Regulatory Matters.

(A)          Schedule 5.13(A) sets forth a true and complete list of the following information for each License issued to or utilized by the Loan Parties or their respective Subsidiaries:  the name of the licensee, the type of service, the expiration date and the geographic area covered by such License.

(B)           Other than as set forth on Schedule 5.13(B), the Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Licenses.  Other than as set forth on Schedule 5.13(B), each Loan Party has all requisite power and authority required under the Communications Act and PUC Laws to hold the Licenses and to own and operate the Communications Systems.  Other than as set forth on Schedule 5.13(B), the Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems in the same manner as it is presently conducted.  Other than as set forth on Schedule 5.13(B), no event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any such License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder.  Except as otherwise set forth on Schedule 5.13(B), the Loan Parties have no reason to believe and have no knowledge that any License will not be renewed in the ordinary course.  Other than as set forth on Schedule 5.13(B), neither the Loan Parties nor any of their respective Subsidiaries is a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which could in any manner threaten or adversely affect the validity of any License.

(C)           All of the material properties, equipment and systems owned, leased or managed by the Loan Parties or their respective Subsidiaries are, and (to the best knowledge of the Loan Parties) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in compliance with all terms and conditions of the Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(D)          Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid all material franchise, license or other fees and charges related to the Licenses or which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.14         Perfection and Priority.  The Security Agreement is effective to create in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Collateral covered thereby (the “Security Agreement Collateral”) and, when (A) financing statements and other filings in appropriate form are filed in the appropriate offices and (B) upon the taking of possession or control by Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent to the extent possession or control by Administrative Agent is required by each Security Document), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or as to which the steps to effect such perfection are not required to be taken under the Security Agreement), in each case subject to no Liens other than Liens permitted hereunder.

5.15         Solvency.  Each of the Loan Parties and their respective Subsidiaries:  (A) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of the Loan Parties and their respective Subsidiaries, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party or such Subsidiary of a Loan Party; (B) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (C) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due.

5.16         Investment Company Act.  None of the Loan Parties or any of their respective Subsidiaries is an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

5.17         Intentionally omitted.

5.18         Title to Properties.  The Loan Parties and their respective Subsidiaries have such title or leasehold interest in and to the real property or interests therein, including easements, licenses and similar rights in real estate, owned or leased by it as is necessary to the conduct of its business and valid and legal title or leasehold interest in and to all of its personal property, including those reflected on the balance sheets of the Loan Parties delivered as described in Subsection 5.8, except those which have been disposed of by the Loan Parties subsequent to such date pursuant to transactions permitted hereunder.

5.19         Subsidiaries.  Schedule 5.19 sets forth a complete and accurate list of all direct or indirect Subsidiaries of the Loan Parties as of the Closing Date, including for each such Subsidiary whether such Subsidiary is wholly owned by the applicable Loan Party, and if not, the percentage ownership of such Loan Party or its Subsidiary in such Subsidiary.

5.20         Transactions with Affiliates.  No Affiliate of any Loan Party is a party to any agreement, contract, commitment or transaction with such Loan Party or has any material interest in any material property used by such Loan Party, except as permitted by Subsections 3.8 and 3.9.

5.21         Patriot Act.  Each of the Loan Parties and their respective Subsidiaries is in compliance, in all material respects, with the (A) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6
EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

6.1   Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A)          Payment.  (i) Failure to repay any outstanding principal amount of the Loans at the time required pursuant to this Agreement or to reimburse any Issuing Lender when due for any payment made by such Issuing Lender under or with respect to any Letter of Credit (unless the Issuing Lender is otherwise reimbursed by a Revolver Loan pursuant to Section 1.1(F)(ii)), or (ii) failure to pay any interest on any Loan, any other amount due under this Agreement or any of the other Loan Documents, or any other Secured Obligation, and in the case of this clause (ii) such failure continues for three Business Days; or

(B)           Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligation; or (ii) any other breach or default of any Loan Party or any of their respective Subsidiaries with respect to any Indebtedness (other than the Loans), the effect of such breach or default (either individually or in the aggregate with any other breaches or defaults under this clause (ii)) is to cause or to permit the holder or holders then to cause any Indebtedness or Contingent Obligation having an aggregate principal amount for one or more the Loan Parties in excess of $2,500,000 or an aggregate principal amount for one or more of the Loan Parties and their respective Subsidiaries in excess of $7,500,000 to become or be declared due prior to its stated maturity; or

(C)           Breach of Certain Provisions.  Failure of any Loan Party or any of their respective Subsidiaries to perform or comply with any term or condition contained in that portion of

Subsection 2.2 relating to such Loan Party’s or its respective Subsidiaries’ obligation to maintain insurance, Subsection 2.5, Section 3 or Section 4 (excluding Subsection 4.4); or

(D)          Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party or any of their respective Subsidiaries in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of their respective Subsidiaries in writing pursuant to any Loan Document is false in any material respect on the date made or deemed made; or

(E)           Other Defaults Under Loan Documents.    Any Loan Party or any of their respective Subsidiaries breaches or defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents not specifically covered in Subsection 6.1(A), (B), (C) or (D) and such default is not remedied or waived within 45 days after receipt by any Loan Party or such other party of notice from Administrative Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this Subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

(F)           Involuntary Bankruptcy; Appointment of Receiver; Etc.  (i) A court enters a decree or order for relief with respect to any Loan Party or any of their respective Subsidiaries in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within 60 days; or (ii) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged:  (1) an involuntary case is commenced against any Loan Party or any of their respective Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (2) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of their respective Subsidiaries or over all or a substantial part of its property, is entered; or (3) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party or any of their respective Subsidiaries, for all or a substantial part of the property of any Loan Party or any of their respective Subsidiaries; or

(G)           Voluntary Bankruptcy; Appointment of Receiver; Etc.  Any Loan Party or any of their respective Subsidiaries (i) commences a voluntary case under the Bankruptcy Code, files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts of any Loan Party or any of their respective Subsidiaries, or consents to, or fails to contest in a timely and appropriate manner, the entry of an order for relief in an involuntary case, the conversion of an involuntary case to a voluntary case under any such law, or the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of the property; or (ii) makes any assignment for the benefit of creditors; or (iii) the Board of Directors of any Loan Party or any of their respective Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Subsection 6.1(G); or

(H)          Governmental Liens.  Any Lien, levy or assessment (other than Permitted Encumbrances) is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the other assets of any Loan Party or any of their respective Subsidiaries by the United

States or any other country or any department or instrumentality thereof or by any state, county, municipality or other Governmental Authority and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or in any event later than five Business Days prior to the date of any proposed sale thereunder; or

(I)            Judgment and Attachments.  Any money judgment, writ or warrant of attachment or similar process (other than those described in Subsection 6.1(H)) involving an amount in any individual case or in the aggregate for or against one or more of the Loan Parties in excess of $2,500,000 or for or against one or more of the Loan Parties and their respective Subsidiaries in excess of $7,500,000 (in either case not adequately covered by insurance as to which the insurance company has not denied coverage) is entered or filed against any Loan Party or any of their respective Subsidiaries and/or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five Business Days prior to the date of any proposed sale thereunder; or

(J)            Dissolution.  Any order, judgment or decree is entered against any Loan Party or any of their respective Subsidiaries decreeing the dissolution or split up of any Loan Party or any of their respective Subsidiaries and such order remains undischarged or unstayed for a period in excess of 30 days; or

(K)          Solvency.  Any Loan Party or any of their respective Subsidiaries ceases to be solvent or any Loan Party or any of their respective Subsidiaries admits in writing its present or prospective inability to pay its debts as they become due; or

(L)           Injunction.  Any Loan Party or its respective Subsidiaries are enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any substantial part of the business of the Loan Parties and their Subsidiaries, taken as a whole, and such order continues for more than 15 days; or

(M)         ERISA; Pension Plans.  (i) Any Loan Party or any of their respective Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any Plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or could reasonably be expected to have a Material Adverse Effect; or (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any such Plans; or (iii) any Plan of any Loan Party or any of their respective Subsidiaries loses its status as a qualified plan under the IRC and such loss results in or could reasonably be expected to have a Material Adverse Effect; or

(N)          Environmental Matters.  Any Loan Party or any of their respective Subsidiaries fails to: (i) obtain or maintain any operating licenses or permits required by environmental authorities; (ii) begin, continue or complete any remediation activities as required by any environmental authorities; (iii) store or dispose of any hazardous materials in accordance with applicable Environmental Laws; or (iv) comply with any other Environmental Laws, if in any such case such failure could reasonably be expected to have a Material Adverse Effect; or

(O)                               Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party or any of their respective Subsidiaries denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(P)                                 Failure of Security.  Administrative Agent, for the benefit of itself, and Lenders, does not have or ceases to have a valid and perfected first priority security interest (subject to Permitted Encumbrances) in the Collateral or any substantial portion thereof; or

(Q)                               Intentionally omitted.

(R)                                Intentionally omitted.

(S)                                 Change in Control.  A Change of Control occurs; or

(T)                                Expropriation.  Any federal, state or local Government Authority takes any action to expropriate or condemn all or any substantial portion of the assets of Borrower, any Loan Party, GTT, BDC, or any other Subsidiaries whose assets, individually or  in the aggregate, account for 25% or more of the Borrower’s consolidated EBITDA; or

(U)                               FCC and PUC Matters.

Any License necessary for the ownership or operation of the Communications Systems shall be cancelled, revoked, terminated, rescinded, annulled, suspended, or modified or shall no longer be in full force and effect and the result of such action has or would reasonably be expected to have, a Material Adverse Effect.

6.2   Suspension of Loan Commitments.  Upon the occurrence and during the continuation of any Event of Default, and without limiting any other right or remedy hereunder, Administrative Agent, upon the request of the Requisite Lenders, shall declare that all or any portion of the Commitments be terminated, whereupon the obligations of each Lender to make any Loan and to issue any Letter of Credit shall immediately terminate.

6.3   Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Loans, all Letter of Credit Liability and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligations of Lenders to make Loans and issue Letters of Credit shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may, with the consent of Requisite Lenders, and, upon written demand by Requisite Lenders, shall, by written notice to Borrower, declare all or any portion of the Loans, all or some portion of the Letter of Credit Liability and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and upon such acceleration the obligations of Administrative Agent and Lenders to make Loans and issue Letters of Credit shall thereupon terminate.

6.4   Rights of Collection.  Upon the occurrence and during the continuation of any Event of Default and at any time thereafter, unless and until such Event of Default is cured, or waived or removed by Requisite Lenders, Administrative Agent may exercise on behalf of the Secured Parties all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

6.5   Consents.  Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by Administrative Agent or Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of a Governmental Authority.  If Administrative Agent reasonably determines that the consent of a Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid Loan Documents or any Loan Documents delivered to Administrative Agent or Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then Borrower, at Borrower’s cost and expense, agrees to use reasonable best efforts, and to cause its Subsidiaries to use their best efforts, to secure such consent and to cooperate with Administrative Agent and Lenders in any action commenced by Administrative Agent or any Lender to secure such consent.

6.6   Intentionally omitted.

6.7   Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to such Loan Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of such Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party), and (B) except as provided in Subsection 8.2(J), other property at any time held or owing by such Lender to or for the credit or for the account of such Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; provided, that no Lender shall exercise any such right without the prior written consent of Administrative Agent.  Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares.  Each Loan Party agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to Administrative Agent for the benefit of all Lenders in accordance with their Pro Rata Shares; provided, that CoBank may exercise its rights against any equity of CoBank held by Borrower without complying with this Subsection 6.7.

6.8   Application of Payments.  Subsequent to the acceleration of the Loans pursuant to Subsection 6.3, all payments received by the Secured Parties on the Secured Obligations and on the proceeds from the enforcement of the Secured Obligations shall be applied among Administrative Agent and the other Secured Parties as follows:  first, to all Administrative Agent’s, and the other Secured Parties’ fees and expenses then due and payable; then to all other expenses then due and payable by the Loan Parties under the Loan Documents; then to all indemnitee obligations then due and payable by the Loan Parties under the Loan Documents; then to all commitment and other fees and commissions then due and payable by the Loan Parties under the Loan Documents; then pro rata to (A) accrued and unpaid interest on the Loans (pro rata) in accordance with all such amounts due on the Loans and (B) any scheduled payments (excluding termination, unwind and similar payments) due to a Secured Party on any Secured Hedge Agreement (pro rata with all such amounts due); then pro rata to (i) the principal amount of the Loans (pro rata among all Loans) and (ii) any termination, unwind and similar payments due to a Secured Party under a Secured Hedge Agreement (pro rata with all such amounts due); and then to any remaining amounts due under the Secured Obligations, in that order.  Any remaining monies not applied as provided in this Subsection 6.8 shall be paid to Borrower or any Person lawfully entitled thereto.

6.9   Adjustments.  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon in a greater proportion than any such payment received by any other Lender (other than pursuant to Subsection 1.12(B)), if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall, to the extent permitted by Applicable Law, purchase for cash from the other Lenders such portion of each such other Lender’s Loans as shall be necessary to cause such Benefited Lender to share the excess payment or benefits ratably with each Lender; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest.  Each Loan Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  This Subsection 6.9 shall not apply to any action taken by CoBank with respect to equity in it held by Borrower.

SECTION 7
CONDITIONS TO LOANS

The obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below (except to the extent that any of the following conditions constitute actions set forth on the Post-Closing Letter).

7.1   Conditions to Initial Loan.  The obligations of Lenders on or after the Closing Date to make the initial Loan under either of the Facilities are, in addition to the conditions precedent specified in Subsection 7.2, subject to the satisfaction of each of the following conditions:

(A)          Executed Loan Documents.  (i) This Agreement, (ii) the Notes, (iii) the Security Agreement and (iv) all other documents, financing statements and instruments contemplated by such agreements (including, without limitation, landlord waivers and consents), shall have been duly authorized and executed by the Loan Parties or other Persons party thereto, as applicable, in form and substance satisfactory to Administrative Agent, and the Loan Parties or such other Persons, as applicable, shall have delivered sufficient original counterparts thereof to Administrative Agent for delivery to Lenders.

(B)           Control Agreements.  Administrative Agent shall have received executed account control agreements with respect to the Loan Parties’ deposit and securities accounts as shall have been specified by Administrative Agent, in form and substance satisfactory to Administrative Agent, from the appropriate depository institutions or other entities holding such deposit accounts.

(C)                                Closing Certificates; Opinions.

(i)            Officer’s Certificate.  Administrative Agent shall have received a certificate from the chief executive officer, chief operating officer or chief financial officer of Borrower in form and substance reasonably satisfactory to Administrative Agent, to the effect that, to their knowledge, all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete; that no Loan Party is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; that the Loan Parties have satisfied each of the closing conditions to be satisfied hereby; and calculating the Total Net Leverage Ratio as of the Closing Date.

(ii)           Certificates of Secretaries of the Loan Parties.  Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent, certifying that attached thereto is a true and complete copy of the articles of incorporation or organization, as the case may be, of such Person and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or organization; that attached thereto is a true and complete copy of the bylaws, partnership agreement or operating agreement, as the case may be, of such Person as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions or consents duly adopted by the board of directors, members or managers of such Person, as applicable, authorizing the borrowings, pledges or guarantees contemplated hereunder, the execution, delivery and performance of this Agreement, the Security Agreement and the other Loan Documents, and the granting of the Security Interest; and as to the incumbency and genuineness of the signature of each officer of such Person executing Loan Documents.

(iii)          Certificates of Good Standing.  Administrative Agent shall have received certificates as of a recent date of the good standing of each Loan Party under the laws of its respective jurisdiction of incorporation or organization, and such other jurisdictions as are requested by Administrative Agent.

(iv)          Opinions of Counsel.  Administrative Agent shall have received favorable opinions of counsel to the Loan Parties addressed to Administrative Agent and Lenders, dated as of the Closing Date, with respect to the Loan Parties, covering such matters as may be reasonably requested by Administrative Agent, including, without limitation, the Loan Documents, the Security Interest, due authorization and other corporate matters and regulatory matters (including the Licenses) and which are reasonably satisfactory in form and substance to Administrative Agent.

(D)                               Collateral.

(i)            Collateral Pledge.  The Loan Parties shall have effectively and validly pledged and perfected the Collateral contemplated by the Security Documents.

(ii)           Filings and Recordings. All filings and recordings (including, without limitation, all mortgages, fixture filings and transmitting utility filings) that are necessary to perfect the Security Interest in the Collateral described in the Security Documents shall have been filed or recorded in all appropriate locations and Administrative Agent shall have received evidence satisfactory to Administrative Agent that such Security Interest constitutes a valid and perfected first priority Lien therein.

(iii)          Lien Searches.  The Loan Parties shall have delivered to Administrative Agent the results of a Lien search of all filings made against each of the Loan Parties under the Uniform Commercial Code (and local tax and judgment filing offices) as in effect in any jurisdiction in which any of its respective assets are located, indicating, among other things, that the Loan Parties’ assets and the ownership interests of the Loan Parties are free and clear of any Lien, except for Permitted Encumbrances.

(iv)          Insurance.  Administrative Agent shall have received certificates of insurance in the form required under Subsection 2.2 and the Security Documents and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(E)                                 Consents.

(i)            Governmental and Third Party Approvals.  The Loan Parties shall have obtained and delivered to Administrative Agent all material and necessary approvals, authorizations and consents, if any, of all Persons, Governmental Authorities, including the FCC and all applicable PUCs, and courts having jurisdiction with respect to the execution and delivery of this Agreement, the other Loan Documents, the granting of the Security Interest, and all such approvals shall be in form and substance reasonably satisfactory to Administrative Agent.

(ii)           Permits and Licenses.  Administrative Agent shall have received copies of all material permits and licenses, including the Licenses, required under Applicable Laws for the conduct of the Loan Parties’ and their respective Subsidiaries’ businesses.

(iii)          No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, nor any adverse ruling received from, any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, as determined by Administrative Agent in its reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(F)                                 Fees, Expenses, Taxes, Etc.  There shall have been paid by Borrower to Administrative Agent the fees set forth or referenced in Subsection 1.4 and any other accrued and unpaid fees or commissions due hereunder (including legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(G)                                Miscellaneous.

(i)            Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Administrative Agent.  Administrative Agent shall have received copies of all other instruments and other evidence as Administrative Agent may request, in form and substance reasonably satisfactory to Administrative Agent, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(ii)           Litigation, Investigations, Audits, Etc.  There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of any Loan Party, threatened against any Loan Party, any of its respective Subsidiaries or any of its respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC and any applicable PUC), except such as affect the telecommunications industry generally, that could reasonably be expected to have a Material Adverse Effect.

7.2   Conditions to All Loans.  The several obligations of Lenders to make Loans, including the initial Loan, and of any Issuing Lender to issue Letters of Credit, on any date (each such date, a “Funding Date”) are subject to the further conditions precedent set forth below:

(A)                              Administrative Agent shall have received, in accordance with the provisions of Subsection 1.3, a Notice of Borrowing requesting an advance of a Loan, or, in accordance with the provisions of Section 1.1(F)(iv),a notice requesting the issuance of a Letter of Credit.

(B)                                The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan or the issuance of a Letter of Credit shall constitute a representation and warranty by the Loan Parties that such representations and warranties are) true, correct and complete in all material respects on and as of such Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made in writing by Borrower to Administrative Agent after the Closing Date which disclosures are reasonably acceptable to Administrative Agent.

(C)                                No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

(D)                               No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making any Loan or an Issuing Lender from Issuing any Letter of Credit.

(E)                                 Since Closing Date, there shall not have occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 8
ASSIGNMENT AND PARTICIPATION

8.1   Assignments and Participations in Loans and Notes.

(A)  General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Subsection 8.1(B), (ii) by way of participation in accordance with the provisions of Subsection 8.1(D), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 8.1(E) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 8.1(D) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In the event of an assignment pursuant to this Subsection 8.1, if a new Note is requested by the Person to which interests are to be assigned, Borrower shall, upon surrender of the assigning Lender’s Note, issue a new Note to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.  Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a “Lender” hereunder unless such Person shall also be capable of making LIBOR Loans.

(B)   Assignments by the Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(1)                                  in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment and the Loans at the time owing to it or in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)                                  in any case not described in Subsection 8.1(B)(i)(1), the aggregate amount of the Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if an “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by of Subsection 8.1(B)(i)(2) and, in addition:

(1)           the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (a) an Event of Default has occurred and is continuing at the time of such assignment or (b) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(2)           the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Facility if such assignment is to a Person that is not a Lender with a Loan Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to the Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Subsection 8.1(C), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsections 1.4(D), 1.11, 1.13, 1.14, 9.1, 9.14 and 9.15 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection 8.1(B) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 8.1(D).

(C)   Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Denver, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement absent manifest error, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(D)  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  CoBank reserves the right to assign or sell participations in all or any part of its Pro Rata Share of each Loan Commitment on a non-patronage basis.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Subsection 9.2 relating to amendments requiring unanimous consent of the Lenders that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Subsections 1.11 and 1.13  to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 8.1(B).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 6.7 as though it were a Lender, provided such Participant agrees to be subject to Subsection 6.7 as though it were a Lender.

Any institutions chartered under the Farm Credit System that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) if Administrative Agent is other than CoBank, has been designated by written notice from the selling Lender to Administrative Agent as being entitled to be accorded the right of a voting participant, and (iii) receives the prior written consent of Administrative Agent (such consent being required only if Administrative Agent is other than CoBank) and of Borrower (such consent being required only if an Event of Default then exists and is continuing and only as to members not disclosed to Borrower on or prior to the Closing Date as being a Participant as of the Closing Date) to become a voting Participant, shall be entitled to vote, and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action to which the Lender selling such participation is entitled to vote.

(E)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

8.2   Administrative Agent.

(A)          Appointment.  Each Lender hereby irrevocably appoints and authorizes CoBank, as Administrative Agent and as Arranger; to act as Administrative Agent or Arranger hereunder and under any other Loan Document with such powers as are specifically delegated to such Person by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent is authorized and empowered to amend, modify or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders, subject to the requirement that the consent of certain Lenders or all Lenders, as appropriate, be obtained in certain instances as provided in Subsections 8.3 and 9.2.  CoBank hereby agrees to act as Administrative Agent on the express conditions contained in this Subsection 8.2.  Other than the applicable provisions of Subsections 8.2(E) and 8.2(H), the provisions of this Subsection 8.2 are solely for the benefit of Administrative Agent and Lenders, and the Loan Parties shall have no rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as Administrative Agent or Arranger, as applicable, of Lenders and Administrative Agent shall assume or be deemed to have assumed no obligation toward or relationship of agency or trust with or for any Loan Party or their respective Affiliates.  Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care.

(B)           Nature of Duties.  The duties of Administrative Agent shall be mechanical and administrative in nature.  Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender expressly acknowledges that none of Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representation or warranty to it and that no act by Administrative Agent or any such Person hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender.  Each Lender represents to Administrative Agent that (i) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement and extend credit to Borrower hereunder, and (ii) it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Loan Parties.  Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If Administrative Agent seeks the consent or approval of any Lenders to the taking or refraining from taking of any action hereunder, then Administrative Agent shall send notice thereof to each Lender.  Administrative Agent shall promptly notify each Lender any time that Requisite Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.

(C)           Rights, Exculpation, Etc.    Each of Administrative Agent, their respective Affiliates and any of their or their Affiliates’ respective officers, directors, employees, Administrative Agent or attorneys-in-fact shall not be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that each such entity shall be liable with respect to its own gross negligence, bad faith or willful misconduct.  Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Administrative Agent shall exercise the same care which it would in dealing with loans for its own account, but Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of the Loan Parties.  Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents (i) if such action or omission would, in the reasonable opinion of Administrative Agent, violate any Applicable Law or any provision of this Agreement or any other Loan Document, or (ii) until it shall have received such instructions from Requisite Lenders or all of Lenders, as applicable.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, except in connection with its own gross negligence, bad faith or willful misconduct.

(D)          Reliance.    Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents.

(E)           Indemnification.  Lenders will reimburse and indemnify Administrative Agent and its Affiliates and its and its Affiliates’ officers, directors, employees, agents, and attorneys-in-fact (collectively, “Representatives”), on demand (to the extent not actually reimbursed by the Loan Parties, but without limiting the obligations of the Loan Parties under this Agreement) for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or its Representatives (i) in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Administrative Agent or its Representatives under this Agreement or any of the Loan Documents, and (ii) in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents in proportion to each Lender’s Pro Rata Share; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Administrative Agent’s or its Representatives’ gross negligence, bad faith or willful misconduct.  If any indemnity furnished to Administrative Agent or its Representatives for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The obligations of Lenders under this Subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F)           Administrative Agent, Syndication Agent and Documentation Agent Individually.  With respect to its obligations under the Loan Commitments, the Loans made by it, and the Notes issued to it, each of Administrative Agent, any syndication agent, any documentation agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each of Administrative Agent, any syndication agent and any documentation agent in its individual capacity as a Lender or as one of the Requisite Lenders.  Each of Administrative Agent, any syndication agent and any documentation agent may lend money to, and generally engage in any kind of banking, trust or other business with, Loan Parties as if it were not acting as Administrative Agent, syndication agent or documentation agent pursuant hereto.

(G)           Notice of Default.    Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the Loan Parties or any of their respective Subsidiaries, or the existence or possible existence of any Default or

Event of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent shall have received written notice from a Loan Party or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that Administrative Agent receives such a notice, Administrative Agent will give notice thereof to Lenders as soon as reasonably practicable; provided, that if any such notice has also been furnished to Lenders, Administrative Agent shall have no obligation to notify Lenders with respect thereto.  Administrative Agent shall (subject to this Subsection 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by Requisite Lenders; provided, further, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of Lenders.

(H)                               Successor Administrative Agent.

(i)            Resignation.  Administrative Agent may resign from the performance of all of its agency functions and duties hereunder at any time by giving at least 30 Business Days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)           Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall (and if no Event of Default shall have occurred and be continuing, upon receipt of Borrower’s prior consent, which shall not be unreasonably withheld), appoint a successor Administrative Agent from among Lenders or another financial institution.  If a successor Administrative Agent shall not have been so appointed within the 30 Business Day period referred to in Subsection 8.2(H)(i) above, the retiring Administrative Agent, upon notice to (and, so long as no Event of Default then exists and is continuing, the consent of) Borrower, shall then appoint a successor Administrative Agent from among Lenders who shall serve as Administrative Agent until such time, if any, as Requisite Lenders, upon receipt of Borrower’s prior written consent (if required under the first sentence of this paragraph), which shall not be unreasonably withheld, appoint a successor Administrative Agent as provided above.

(iii)          Successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent under the Loan Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent under the Loan Documents, the provisions of this Subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

(I)                                    Collateral Matters.

(i)            Release of Collateral. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by

Administrative Agent upon any property covered by the Security Documents (1) upon termination of the Loan Commitments and payment in cash and satisfaction of all Obligations (other than indemnification or expense reimbursement Obligations not then due and payable); (2) constituting property being sold or disposed of in compliance with the provisions of this Agreement if Borrower certifies to Administrative Agent in writing that the sale or disposition is made in compliance with the provisions of this Agreement and the other Loan Documents (and Administrative Agent may rely in good faith conclusively on any such certificate, without further inquiry); (3) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended; or (4) owned by a Guarantor upon release of such Guarantor from its obligations under any Loan Document if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.  In addition, Administrative Agent, with the consent of Requisite Lenders, may release or compromise any Collateral and the proceeds thereof constituting less than all or substantially all of the Collateral.

(ii)           Confirmation of Authority; Execution of Releases.  Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Subsection 8.2(I)(i)), each Lender agrees to confirm in writing, upon request by Administrative Agent or Borrower, the authority to release any property covered by the Security Documents conferred upon Administrative Agent under clauses (2) through (4) of the first sentence of Subsection 8.2(I)(i).  Upon receipt by Administrative Agent of confirmation from each Lender of its authority to release or compromise any particular item or types of property covered by the Security Documents under Subsection 8.2(I)(i), and upon at least ten Business Days’ prior written request by Borrower, Administrative Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Administrative Agent, for the benefit of Administrative Agent and Lenders, upon such Collateral, provided that (1) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (2) such release or compromise shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties, in respect of) all interests retained by the Loan Parties in the Collateral, including proceeds of any sale or other disposition of any Collateral, all of which shall continue to constitute part of the property covered by the Security Documents.

(iii)          Absence of Duty.  Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by the Loan Parties, or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Agreement or in any other Loan Document, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in property covered by the Security Documents, as one of

Lenders and as Administrative Agent, provided that Administrative Agent shall act in conformance with Subsection 8.2 and exercise the same care which it would in dealing with loans for its own account and shall be liable for its and its Representatives’ gross negligence, bad faith or willful misconduct.

(J)            Agency for Perfection; Enforcement of Security by Administrative Agent.  Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession or control.  Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral (or control thereof) to Administrative Agent or in accordance with Administrative Agent’s instructions without affecting any Lender’s rights of set-off.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

(K)          Dissemination of Information.  Administrative Agent will use its best efforts (except where otherwise provided herein) to provide Lenders with any information received by Administrative Agent from the Loan Parties which is required to be provided to a Lender hereunder or which is otherwise requested by any Lender, provided that Administrative Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s or its Representatives’ gross negligence, bad faith or willful misconduct.

8.3   Amendments, Consents and Waivers for Certain Actions.

Except as otherwise provided in this Agreement (including this Subsection 8.3 and Subsection 9.2), any Assignment and Assumption or any other Loan Document, the consent of Requisite Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents (other than any Secured Hedge Agreement, which may only be amended, modified or terminated, or any provision thereof waived, in accordance with the terms thereof).

8.4   Disbursement of Funds.  Administrative Agent shall advise each Lender by telephone or telecopy of the amount of such Lender’s Pro Rata Share of any Loan requested by Borrower no later than 11:00 a.m. (Denver, Colorado time) at least two Business Days immediately preceding the Funding Date applicable thereto (in the case of LIBOR Loans), otherwise on the Business Day immediately preceding the Funding Date applicable thereto, and each such Lender shall pay Administrative Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Administrative Agent’s account by no later than 1:00 p.m. (Denver, Colorado time) on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Administrative Agent shall disburse to Borrower, by wire transfer of immediately available funds, that portion of such Loan as to which Administrative Agent has received funds.  In such event, Administrative Agent may, on behalf of any Lender not timely paying Administrative Agent, disburse funds to Borrower for Loans requested, subject to the provisions of Subsection 8.5(B).  Each such Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent.  Nothing in this Subsection 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Subsection 8.5, shall be deemed to require Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5   Disbursements of Advances; Payments.

(A)                              Pro Rata Treatment; Application.  Upon receipt by Administrative Agent of each payment from Borrower hereunder, other than as described in the succeeding sentence, Administrative Agent shall promptly credit each Lender’s account with its Pro Rata Share of such payment in accordance with such Lender’s Pro Rata Share and shall promptly wire advice of the amount of such credit to each Lender.  Each payment to Administrative Agent of its fees shall be made in like manner, but for the account of Administrative Agent.

(B)                                Availability of Lender’s Pro Rata Share.

(i)            Unless Administrative Agent has been notified by a Lender prior to a Funding Date of such Lender’s intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, and Administrative Agent has given notice pursuant to Subsection 8.4, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on the Funding Date.  If such amount is not, in fact, made available to Administrative Agent by such Lender when due, and Administrative Agent disburses funds to Borrower on behalf of such Lender, Administrative Agent will be entitled to recover such amount on demand from Borrower, without set-off, counterclaim or deduction of any kind, with interest thereon at the rate per annum then applicable to such Loan.

(ii)           Nothing contained in this Subsection 8.5(B) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of a default by such Lender under this Agreement.

(iii)          Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made after any Event of Default or acceleration of the Obligations with respect to any draw on a Letter of Credit.

(C)                                Return of Payments.

(i)            If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii)           If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

SECTION 9
MISCELLANEOUS

9.1   Indemnities.  Each Loan Party agrees to indemnify, pay, and hold Administrative Agent and each Lender and their respective Affiliates and the respective officers, directors, employees, agents, and attorneys of Administrative Agent, each Lender and their respective Affiliates (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses (including reasonable fees of attorneys and consultants), damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of Administrative Agent and each Lender being a party to this Agreement or otherwise in connection with this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby; provided, that (A) in the absence of a conflict of interest, the Loan Parties shall only be required to pay the fees and expenses of one law firm for Administrative Agent and the Lenders (in addition to the expenses of local and special counsel for Administrative Agent and the Lenders) and (B) the Loan Parties shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence, willful misconduct of, or breach of any Loan Document by, that Indemnitee, in each such case as determined by a final non appealable judgment of a court of competent jurisdiction.  This Subsection 9.1 and all indemnification provisions contained within any other Loan Document shall survive the termination of this Agreement.

9.2   Amendments and Waivers.  Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Requisite Lenders (or Administrative Agent, if expressly set forth herein, in any Note or in any other Loan Document); provided, that, notwithstanding any other provision of this Agreement to the contrary and except, with respect to an assignee or assignor hereunder, to the extent permitted by any applicable Assignment and Assumption, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders affected thereby (which in the cases of clauses (D), (E), (F), (G) and (H) shall be all Lenders), do any of the following: (A) increase any Lender’s Pro Rata Share of any Loan Commitment or change a pro rata payment of any Lender; (B) reduce the principal of, rate of interest on or fees payable with respect to any Loan (other than indirectly by reason of an amendment to a defined terms); (C) extend the Revolver Expiration Date or the Term Loan Maturity Date or extend any other scheduled date on which any Obligation is to be paid (other than the date of any prepayment); (D) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (E) release or subordinate Administrative Agent’s Lien on all or substantially all of the Collateral (except if the release or subordination of such Collateral is permitted under and effected in accordance with this Agreement or any other Loan Document) or any material guaranty of the Obligations (except to the extent expressly contemplated thereby); (F) amend or waive this Subsection 9.2 or the definitions of the terms used in this Subsection 9.2 insofar as the definitions affect the substance of this Subsection 9.2; (G) amend or waive Subsection 6.2 or the priority of payments set forth in Section 6.8; or (H) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent under any Loan Document shall in any event be effective, unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document.  No notice to or demand on any Loan Party or any other Person in any case shall entitle such Loan Party or such Person to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by Borrower, upon all the Loan Parties.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or each affected Lender, if the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is required but not obtained being referred to as a “Non-Consenting Lender”), then so long as the Administrative Agent is not a Non-Consenting Lender, at Borrower’s request (and at Borrower’s sole cost and expense) Administrative Agent, or a Person reasonably acceptable to Administrative Agent (the “Substitute Lender”), shall have the right with Administrative Agent’s consent (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Loan Commitments and/or Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees and other amounts due or outstanding to such Non-Consenting Lender through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption.  Upon execution of any Assignment and Assumption Agreement pursuant to this Subsection 9.2, the Substitute Lender shall be entitled to vote on any pending waiver, amendment or consent in lieu of the Non-Consenting Lender replaced by such Substitute Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Loan Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

9.3   Notices.  Any required notice or other communication shall be in writing addressed to the respective party as set forth below and may be personally delivered, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (A) if delivered in person, when delivered; (B) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 2:00 p.m. (Denver, Colorado time) and otherwise on the Business Day next succeeding the date of transmission; (C) if delivered by overnight courier, two Business Days after delivery to the courier properly addressed; or (D) if delivered by U.S. mail, four Business Days after deposit with postage prepaid and proper address.

Notices shall be addressed as follows:

If to Borrower or
any other Loan Party:

Atlantic Tele-Network, Inc.

10 Derby Square

Salem, MA 01970

Attn:  Michael Prior

Fax No.:  978-744-3951

With a copy to:                                                             Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attn:  John D. Casais

Fax No.:  617.227.4420

If to a Lender or Administrative Agent:  To the address set forth on the signature page hereto or in the applicable Assignment and Assumption.

9.4   Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Administrative Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5   Marshaling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Secured Obligations.  To the extent that Borrower or any other Person makes payment(s) or Administrative Agent enforces its Liens or Administrative Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether by demand, litigation, settlement or otherwise), then to the extent of such recovery, the Secured Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6   Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents or any such invalid, unenforceable or illegal provision in any jurisdiction in which it is not invalid, unenforceable or illegal.

9.7   Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8   Headings.  Section and Subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9   Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

9.10 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that none of the Loan Parties may assign their respective rights or obligations hereunder without the written consent of all Lenders.

9.11 No Fiduciary Relationship.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to the Loan Parties or their respective Subsidiaries or Affiliates by Administrative Agent or any Lender.

9.12 Construction.    Administrative Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Administrative Agent, each Lender and Borrower.

9.13 Confidentiality.  Administrative Agent and Lenders agree to hold any confidential information sufficiently identified as being confidential or proprietary that they may receive from or on behalf of the Loan Parties or any of their Subsidiaries pursuant to this Agreement in confidence, except for disclosure: (A) on a confidential basis to directors, officers, employees, Administrative Agent or legal counsel, independent public accountants and other professional advisors of Administrative Agent or Lenders or their respective Affiliates; (B) to regulatory officials having jurisdiction over Administrative Agent or Lenders or their Affiliates; (C) as required by Applicable

Law or legal process; or (D) in connection with any legal proceeding between or among Administrative Agent or Lenders or their Affiliates and the Loan Parties, their Subsidiaries or their respective Affiliates (provided that, in the event Administrative Agent or Lenders or their Affiliates are so required to disclose such confidential information pursuant to clause (C) of this Subsection 9.13, Administrative Agent or Lenders shall promptly notify Borrower (unless legally prohibited from so doing), so that Borrower or any of its Subsidiaries may seek, at its sole cost and expense, a protective order or other appropriate remedy); and (E) to another Person in connection with a disposition or proposed disposition to that Person of all or part of that Lender’s interests hereunder or a participation interest in its Pro Rata Share, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Subsection 9.13. For purposes of the foregoing, “confidential information” shall mean all information respecting the Loan Parties, their Subsidiaries or their respective Affiliates, other than (i) information previously filed by Borrower or its Affiliates or Subsidiaries with any Governmental Authority and available to the public or otherwise made available to third parties on a non-confidential basis, (ii) information previously published in any public medium from a source other than, directly or indirectly, Administrative Agent or Lenders in violation of this Subsection 9.13 and (iii) information obtained by Administrative Agent or Lenders from a source independent of Borrower or its Subsidiaries.

9.14 Consent to Jurisdiction and Service of Process.

(A)  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR STATE COURT IN THE STATE OF COLORADO, HAVING SUBJECT MATTER JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS.  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, PERSONAL JURISDICTION OF ANY SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(B)  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS HEREBY AGREES THAT SERVICE OF THE SUMMONS AND COMPLAINT AND ALL OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, A COPY OF SUCH PROCESS TO A LOAN PARTY, ADMINISTRATIVE AGENT OR A LENDER AT THE ADDRESS TO WHICH NOTICES TO SUCH LOAN PARTY, ADMINISTRATIVE AGENT OR SUCH LENDERS ARE THEN TO BE SENT PURSUANT TO SUBSECTION 9.3 AND THAT PERSONAL SERVICE OF PROCESS SHALL NOT BE REQUIRED.  NOTHING HEREIN SHALL BE CONSTRUED TO PROHIBIT SERVICE OF PROCESS BY ANY OTHER METHOD PERMITTED BY LAW.

9.15    Waiver of Jury Trial.  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND ANY RELATIONSHIP THAT IS BEING ESTABLISHED AMONG ANY OF THEM.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  EACH OF THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ADMINISTRATIVE AGENT AND EACH LENDER.

9.16    Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Loan Parties set forth in Subsections 1.4(D), 1.11, 1.14, 9.1, 9.9, 9.14 and 9.15 and the agreements of Lenders set forth in Subsection 8.2(E) (together with any other Sections and Subsections stated herein to so survive) shall survive the payment of the Loans and the Letter of Credit Liabilities and the termination of this Agreement.

9.17    Entire Agreement.  This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

9.18    Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19    Patriot Act.  The Lenders notify the Loan Parties and their respective Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies each of Borrower and its Subsidiaries, which information includes the name and address of such entity and other information that will allow the Lenders to identify such in accordance with the Patriot Act.  Each of the Loan Parties and their respective Subsidiaries shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lenders in order to assist the Lenders in maintaining compliance with the Patriot Act.

9.20    Guaranty of Secured Obligations by Guarantors.

(A)               The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Guarantors from the extensions of credit hereunder, each Guarantor hereby agrees with Administrative Agent and the Secured Parties as follows:  each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, to Administrative Agent and the other Secured Parties of any and all Secured Obligations.  If any or all of the Secured Obligations becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to Administrative Agent and the other Secured Parties, on order, or demand, together with any and all reasonable expenses which may be incurred by Administrative Agent and the other Secured Parties in collecting any of the Secured Obligations.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code).

Each Guarantor’s maximum obligations hereunder (the “Maximum Guarantor Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)        in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within two years from the date on which any of the Secured Obligations are incurred, the maximum amount that would not otherwise cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations) to be avoidable or unenforceable against such Guarantor under (A)

Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)       in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Secured Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Secured Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code;

(iii)      in a case or proceeding commenced by or against such Guarantor under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations) to be avoidable or unenforceable against such Guarantor under such Other Debtor Relief Law, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal laws under which the possible avoidance or unenforceability of the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of Guarantor to Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”.)

To the extent set forth above, but only to the extent that the obligations of such Guarantor under this Subsection 9.20, or the transfers made by such Guarantor under the Security Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of such Guarantor under this Subsection 9.20 would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Guarantor are deemed to have been incurred and transfers made under such Avoidance Provisions, then such obligations shall be reduced to that amount which, after giving effect thereto, would not cause the obligations of such Guarantor under this Subsection 9.20 (or any other obligations of such Guarantor to Administrative Agent, the Lenders or any other Person holding any of the Secured Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, the Lenders and any other Person holding any of the Secured Obligations to the maximum extent that would not cause the obligations of such Guarantor under this Subsection 9.20 to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, the Lenders or any other Person holding any of the Secured Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

Each Guarantor agrees that the obligations of such Guarantor under this Subsection 9.20 may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent and the Lenders hereunder.

(B)           Bankruptcy.  Additionally, each of Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Secured Obligations whether or not due or payable upon the occurrence of any of the events specified in Subsection 6.1(F) or (G) and unconditionally promises to pay such Secured Obligations on demand.  Each of the Guarantors further agrees that to the extent that Borrower or any Guarantor shall make a payment or a transfer of an interest in any property to Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to Borrower or any Guarantor, the estate of Borrower or any Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

(C)           Nature of Liability.  The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Secured Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (i) any direction as to application of payment by Borrower or by any other party, or (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Secured Obligations, or (iii) any payment on or reduction of any such other guaranty or undertaking, or (iv) any dissolution, termination or increase, decrease or change in personnel by Borrower or other guarantor, or (v) any payment made to a Secured Party on the Secured Obligations which such Secured Party repays Borrower or another guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of Guarantors waives, to the fullest extent permitted by Applicable Law, any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(D)          Independent Obligation.  The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or Borrower and whether or not any other Guarantor or Borrower is joined in any such action or actions.

(E)           Authorization.  Each of Guarantors authorizes each Secured Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (i)  change the terms of the Secured Obligations or any part thereof, with the consent of Borrower, (ii) take and hold security from any other guarantor or any other party for the payment of this guaranty or the Secured Obligations and exchange, enforce waive and release any such security, and apply such security and direct the order or manner of sale thereof as Administrative Agent and Lenders in their discretion may determine and (iii) release or substitute any one or more endorsers, guarantors, Borrower or other obligors.

(F)           Reliance.  It is not necessary for Administrative Agent or the Lenders to inquire into the capacity or powers of Borrower or any Guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(G)           Waiver.

(i)            Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (1) proceed against Borrower, any other guarantor or any other party, (2) proceed against or exhaust any security held from Borrower, any other guarantor or any other party, or (3) pursue any other remedy in such Secured Party’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense, other than payment in full of the Secured Obligations, based on or arising out of the disability of Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment in full of the indebtedness.  Any Secured Party may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by and conducted in accordance with Applicable Law), or exercise any other right or remedy any Secured Party may have against Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid.  Each of the Guarantors waives any defense arising out of any such election by each of Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against Borrower or any other party or any security.

(ii)           Each of the Guarantors waives, to the fullest extent permitted by Applicable Law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional indebtedness.  Each of the Guarantor assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that none of the Secured Parties shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(iii)          Each of the Guarantors hereby agrees it will not exercise, and irrevocably subordinates to the prior payment in full and in cash of the Secured Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted), any rights of subrogation which it may at any time otherwise have as a result of the guaranties provided in this Subsection 9.20 (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of any Secured Party against Borrower or any other guarantor of the Secured Obligations (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this guaranty.  Each of the Guarantors hereby further agrees until the Secured Obligations have been paid in full (other than contingent indemnity, expense reimbursement and tax gross-up payment for which no claim has been asserted) and all Loan Commitments terminated not to exercise any right to enforce any other remedy which any Secured Party now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Secured Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of any Secured Party to secure payment of the Secured Obligations or any Other Party.

(H)          Limitation on Enforcement.  Administrative Agent and Secured Parties agree that the guaranties provided in this Subsection 9.20 may be enforced only by the action of Administrative Agent acting upon the instructions of the Requisite Lenders and that no Secured Party shall have any right individually to seek to enforce or to enforce any such guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Secured Parties under the terms of this Agreement.

(I)            Confirmation of Payment.  Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of the guaranties provided in this Subsection 9.20 and termination of the Loan Commitments, confirm to Borrower, any Guarantor or any other Person that the such Secured Obligations have been paid and the commitments relating thereto terminated, subject to the provisions of Subsection 9.20(B).

(J)            Subordination of Intercompany Debt.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (a “Subordinated Intercompany Lender”) is hereby subordinated in right of payment to the Secured Obligations, and any such Indebtedness collected or received by a Subordinated Intercompany Lender following the occurrence of any Event of Default shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Party to be credited and applied against the Secured Obligations but without affecting, impairing or limiting in any manner the liability of the Subordinated Intercompany Lender under any other provision hereof.

9.21    FCC and PUC Compliance.

  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of control of any

Loan Party or Subsidiary directly or indirectly holding a License, to the extent that such assignment or change of control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

SECTION 10
DEFINITIONS

10.1    Certain Defined Terms.  The terms defined below are used in this Agreement as so defined.  Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

“Act” means the Securities Exchange Act of 1934, as amended.

“Adjustment Date” means each date which is the fifth Business Day after the receipt by Administrative Agent of each Compliance Certificate and related quarterly financial statements delivered by Borrower pursuant to Subsection 4.4(C) and, in the case a decrease in an applicable margin is warranted, a written notice from Borrower to decrease such margin.

“Administrative Agent” means CoBank in its capacity as Administrative Agent for Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Subsection 8.2.

“Affiliate” means, (A) with respect to Borrower or any of its Subsidiaries, any Person: (i) directly or indirectly controlling, controlled by, or under common control with such Person; (ii) directly or indirectly owning or holding 10% or more of any equity interest in Borrower or any Subsidiary of Borrower; or (iii) 10% or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower or any Subsidiary of Borrower, excluding for purposes of this clause (A) Affiliates which are also Borrower, (B) with respect to Administrative Agent and Lenders hereunder, any Person which controls or is controlled by or is under common control with such Person and (C) with respect to Affiliates of Administrative Agent, any Person which controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Credit Agreement (including all schedules and exhibits hereto), as amended, modified, supplemented, extended and restated from time to time as permitted herein.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including the Licenses, the Communications Act, PUC Laws and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Approved Fund” means any Fund that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means CoBank in its capacity as Arranger for Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Subsection 8.2.

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, by any Loan Party or any of their Subsidiaries of any of the following:  (A) any of the capital stock or the ownership interests of any of its Subsidiaries, or (B) any or all of its assets, other than (i) bona fide sales of inventory to customers for fair value in the ordinary course of business, (ii) dispositions of obsolete equipment not used or useful in the business of any Loan Party or any of their Subsidiaries, and (iii) sales of Cash Equivalents for fair value.

“Assignment and Assumption” means an agreement among Administrative Agent, a Lender and such Lender’s assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Loan Commitment, the Facilities and other interests under this Agreement and the other Loan Documents in the form attached hereto as Exhibit 10.1(A).

“Available Revolver Loan Commitment” means, at any time, the Revolver Loan Commitment, as it may have been reduced pursuant to this Agreement, minus the sum of (A) aggregate principal balance of all Revolver Loans plus (B) the aggregate Letter of Credit Liability then outstanding hereunder.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any applicable bankruptcy, insolvency or other similar federal or state law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Base Rate” means a variable rate of interest per annum equal, on any day, to the higher of (A) the Prime Rate or (B) the sum of (i) the Federal Funds Rate plus (ii) 0.50%.

“Base Rate Loans” means Loans (or portions thereof as permitted hereunder) accruing interest at rate determined by reference to the Base Rate.

“Base Rate Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“BDC” means Bermuda Digital Communications, LTD., a Bermuda entity.

“Business Day” means (A) for all purposes other than as covered by clause (B) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Colorado, Georgia or Massachusetts or is a day on which banking institutions located in such jurisdictions are closed or which the Federal Reserve Banks are closed, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day that is a Business Day described in clause (A) above and that is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank LIBOR market.

“Calculation Period” means each period commencing on each Adjustment Date and ending on the day preceding each subsequent Adjustment Date.

“Capital Lease” means any lease of real or personal property which is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to Borrower and its Subsidiaries but which otherwise would be required to be capitalized under GAAP.

“Cash Equivalents” means:  (A) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of if not so backed, then having a rating of at least A+ from Standard & Poor’s Rating Service and at least A1 from Moody’s Investors Service, Inc., in each case maturing within two years from the date of acquisition thereof; (B) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Service or at least P-1 from Moody’s Investors Service, Inc.; (C) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (D) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Party’s deposits at such institution; and (E) Investments in CoBank or other Investments satisfactory to Administrative Agent.

“Change of Control” means: (A) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any person other than Borrower or any employee benefit plan sponsored by Borrower, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of 30% or more of the total voting power represented by Borrower’s then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities); or (B) any person, other than Borrower or any employee benefit plan sponsored by Borrower, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting securities of Borrower (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner directly or indirectly, of 30% or more of the total voting power represented by Borrower’s then outstanding voting securities (all as calculated under clause (A)); or (C) the occurrence of (i) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation (other than a merger of Borrower in which holders of more than 51% of the outstanding common shares of Borrower immediately prior to the merger have the same proportionate ownership of common shares of the surviving corporation immediately after the merger as immediately before or a merger effected pursuant to Section 251(g) of the Delaware General Corporation Law), or pursuant to which common shares of Borrower will be converted into cash, securities or other property, or (ii) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Borrower; or (D) there shall have been a change in the composition of the Board of Directors of Borrower at any time during any consecutive twenty-four month period such that “continuing directors” cease for any reason to constitute at least a majority of the Board.

For purposes of this clause, “continuing directors” means those members of the Board who either were directors at the beginning of such consecutive twenty-four month period or were elected by or on the nomination or recommendation of at least a  majority of the then-existing “continuing directors.”  Notwithstanding the foregoing, no “Change of Control” shall have occurred or be deemed to be continuing, during such time as Cornelius B. Prior, Jr., his spouse or his lineal descendents, directly or in trust for their benefit, shall have voting control of (1) 50% or more of the outstanding shares entitled to vote, or (2) 35% or more of the outstanding shares entitled to vote at a time when no other shareholders described in (A) or (B) above owns in the aggregate 35% or more of the outstanding shares entitled to vote.

“Closing Date” means September 10, 2008.

“Collateral” means, collectively:  (A) all “Collateral” as defined in the Security Documents; (B) all real property and interests in real property mortgaged pursuant to the Security Documents; and (C) any property or interest provided in addition to or in substitution for any of the foregoing.

“Collateral Contract Assignments” means, collectively, all collateral assignments of Material Contracts, in form and content approved by Administrative Agent, executed by a Loan Party or any of its Subsidiaries in favor of Administrative Agent, for the benefit of itself and Lenders, as required pursuant to Subsection 2.8, as amended, modified, supplemented, extended and restated from time to time.

“Communications Act” means the Communications Act of 1934, as amended and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Communications System” means a system or business providing voice, data or video transport, connection or monitoring services, through any means or medium, and the provision of marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection or monitoring services or constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in the business described above.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability of that Person:  (A)with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (C) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“EBITDA” means (A)  the result of (i) sum of (1) net income or deficit, as the case may be, excluding gains or losses on the sale of assets and extraordinary (non-recurring, one-time) gains and losses, (2) total interest expense (including non-cash interest), (3) depreciation and amortization expense, (4) income taxes, (5) certain one time items and/or adjustments associated with any acquisition to be agreed upon by Administrative Agent in its reasonable discretion , (6) losses from the disposal or impairment of property and equipment and other long-term assets, including, goodwill, intangibles and spectrum, (7) cash dividends from unconsolidated subsidiaries and joint ventures, and (8) any other non-cash expenses, charges, losses, or infrequent, unusual or extraordinary items reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period minus (ii) to the extent included in calculating net income or deficit, the sum of (1) interest income, (2) non-cash dividends and patronage income, (3) equity in earnings from unconsolidated subsidiaries and joint ventures, and (4) any aggregate net gains arising from the sale, exchange, or other disposition of fixed assets, investments, securities, intangibles, and spectrum, and (B) will be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition, directly or through a subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.  For the purposes of calculating EBITDA for any period in connection with any determination of the Total Net Leverage Ratio or any other financial ratio, if at any time during such period Borrower or any Subsidiary shall have made any Material Acquisition or Material Disposition, the EBITDA for such period shall be calculated on a Pro forma Basis to give effect to such Material Acquisition or Material Disposition.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Borrower and its Subsidiaries in excess of $1,000,000.

“Environmental Laws” means all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including those relating to releases, discharges, emissions, spills, leaching, or disposals of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons) to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.    § 9601 et seq.), and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.).

“Equity” means the result of consolidated total assets minus consolidated total liabilities.

“Equity to Assets Ratio” means the ratio derived by dividing (A) Equity by (B) consolidated total assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or under common control with any Loan Party within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

“ERISA Event” means, with respect to any Loan Party, any ERISA Affiliate or any Pension Plan, the occurrence of any of the following: (A) a Reportable Event; (B) a withdrawal by a substantial employer (as defined in Section 4001(a)(12) of ERISA) subject to Section 4063 of ERISA; (C) a cessation of operations which is treated as a withdrawal under Section 4062(e) of ERISA; (D) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multi-employer Plan; (E) a notification that a Multi-employer Plan is in reorganization under Section 4242 of ERISA; (F) the filing of a notice of intent to terminate a Pension Plan under 4041 of ERISA; (G) the treatment of an amendment of a Pension Plan as a termination under 4041 of ERISA; (H) the termination of a Multi-employer Plan under Section 4041A of ERISA; (I) the commencement of proceedings by the PBGC to terminate a Pension Plan under 4042 of ERISA; (J) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; or (K) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Excluded Taxes” means (A) any taxes imposed on (or measured by) net income (including branch profits taxes) of a Lender or Administrative Agent, or any franchise or similar taxes imposed in lieu thereof, by any Governmental Authority or taxing authority by the jurisdiction under the laws of which such Lender or Administrative Agent is organized or any jurisdiction in which such Lender or Administrative Agent is a resident, has an office, conducts business or has another connection and (B) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender (i) under law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Subsection 1.13(A) or (ii) that is attributable to such Foreign Lender’s failure to comply with Subsection 1.13(B).

“Facility” or “Facilities” means one or more of the Revolver Facility, the Term Loan Facility and the Incremental Term Loan Facilities, if and when applicable.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 as amended, entitled “The Meaning of ‘Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including all Licenses.

“Governmental Authority” means any nation (including Guyana), province, or state or any political subdivision of any of the foregoing, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including the FCC and any PUC.

“GTT” means Guyana Telephone & Telegraph Co., Ltd..

“Hedge Agreements” mean interest rate, currency or cross-currency rate swap agreements, and other similar agreements entered into by Borrower or any other Loan Party in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting Borrower or any other Loan Party against fluctuations in interest rates or currency exchange rates.

“Indebtedness” as applied to any Person, means without duplication: (A) all indebtedness for borrowed money; (B) that portion of obligations with respect to Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (C) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (D) any obligation owed for all or any part of the deferred purchase price of property or services, except trade payables arising in the ordinary course of business and outstanding not more than 90 days after such obligation is due (unless thereafter contested in good faith); (E) all obligations created or arising under any conditional sale or other title retention agreement; (F) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of the fair value of such property or asset; (G) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (H) the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date; (I) the maximum amount of all standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (J) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product; (K) with respect to the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer, the least of (i) such Indebtedness, (ii) such Person’s actual liability for such Indebtedness or (iii) such Person’s investment in such partnership or joint venture; (L) obligations with respect to principal under Contingent Obligations for the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); (M) obligations with respect to stated amounts of Letters of Credit; and (N) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other securities of such Person.

“Interest Period” shall mean any LIBOR Interest Period.

“Investment” means (A) any direct or indirect purchase or other acquisition by any Loan Party or any of their respective Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person; and (B) any direct or indirect loan, advance, transfer, guarantee, assumption of liability or other obligation or liability, or capital contribution by any Loan Party or any of their respective Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

“Issuing Lender” means each Person so designated in the introductory paragraph of this Agreement, or any other Lender designated from time to time by Administrative Agent with the approval of Borrower, in such Lender’s capacity as an issuer of Letters of Credit hereunder.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 2.12 and delivered by an additional Subsidiary of any Loan Party in accordance with the provisions of Subsection 2.12.

“Lender” or “Lenders” means one or more of the banks or other financial institutions identified as Lenders in the first paragraph of this Agreement and their successors and permitted assigns pursuant to Subsection 8.1.

“Letter of Credit Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the issuer of the Letter of Credit consisting of (A) the amount available to be drawn or which may become available to be drawn; (B) all amounts which have been paid and made available by the Issuing Lender to the extent not reimbursed by Borrower, whether by the making of a Revolver Loan or otherwise; and (C) all accrued and unpaid interest, fees and expenses with respect thereto.  In the case of any Letter of Credit that is issued in a currency other than United Stated Dollars, the corresponding Letter of Credit Liability shall be determined in United States Dollars based on the currency exchange rate from time to time applicable to the issuer of such Letter of Credit.

“LIBOR” means for each applicable Interest Period, a fixed annual rate equal to: (A) the rate of interest determined by Administrative Agent at which deposits in U.S. dollars for the relevant LIBOR Interest Period are offered based on information presented by the Reuters Screen LIBOR01 page as quoted by the British Bankers Association as of 11:00 a.m. (London time) on the day which is two Business Days prior to the first day of such Interest Period, provided, that in the event British Bankers Association ceases to provide such quotations (as determined by Administrative Agent), then Administrative Agent will notify Borrower and Administrative Agent and Borrower will agree upon a substitute basis for obtaining such quotations, divided by (B) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two Business Days prior to the beginning of such Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental

Authority having jurisdiction with respect thereto, as now and from time to time in effect); such rate to be rounded upward to the next whole multiple of 0.01 percent.

“LIBOR Loans” means Loans (or portions thereof as permitted hereunder) accruing interest at rates determined by reference to the LIBOR.

“LIBOR Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Licenses” means any cable television franchise or any landline telephone, cellular telephone, microwave, personal communications or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise, approval, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority (including in Guyana).

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

“Loan” or “Loans” means an advance or advances under any of the Loan Commitments.

“Loan Commitment” or “Loan Commitments” means one or more of the Revolver Loan Commitment, the Term Loan Commitment and the Incremental Term Loan Commitments, if and when applicable, as any such commitment is reduced from time to time as provided in this Agreement, and, in the case of any Incremental Term Loan Commitment, as provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Loan Documents” means, collectively, this Agreement, the Revolver Notes, the Term Loan Notes, the Security Documents, the Post-Closing Letter, any guaranty and all other instruments, documents and agreements executed and delivered concurrently herewith or at any time hereafter to or for the benefit of Administrative Agent or the Lenders in connection with the Loans and other transactions contemplated by this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Material Adverse Effect” means (A) a material adverse effect upon the business, result of operations, or financial condition of the Loan Parties or their respective Subsidiaries, taken as a whole, or (B) the impairment of any Liens in favor of Administrative Agent, of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or of Administrative Agent or any Lender to enforce any material provision of any Loan Document or collect any of the Obligations.  In determining whether any individual event could reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to have a Material Adverse Effect.

“Material Contracts” means (A) any contract or any other agreement, written or oral, of any Loan Party or any of their respective Subsidiaries involving monetary liability of or to any such Person in an aggregate amount in excess of $1,000,000 per annum and (B) any other contract or agreement, written or oral, of any Loan Party or any of their respective Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Multi-employer Plan” means a Multi-employer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes, is making, made, or was at any time during the current year or the immediately preceding six (6) years obligated to make contributions.

“Net Proceeds” means cash proceeds received by any Loan Party or any of their respective Subsidiaries from any Asset Disposition, debt or equity issuance (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (A) the reasonable costs of such sale, lease, transfer, issuance or other disposition (including taxes attributable to such sale, lease, transfer or issuance) and (B) amounts applied to repayment of permitted Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed and (C) for Subsidiaries not wholly-owned by a Loan Party, the percentage equal to the ownership interests of Persons other than the such Loan Party (by way of example, if a Loan Party owns a Subsidiary 95%, who in turn owns another Subsidiary 80%, and an Asset Disposition occurs at the other Subsidiary, only 76% (95% of 80%) of the proceeds thereof that would otherwise have constituted Net Proceeds will constitute Net Proceeds).

“Note” or “Notes” means one or more of the Revolver Notes, the Term Loan Notes and any notes evidencing any Incremental Term Loan Facility as provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Borrower and all other Loan Parties under the Loan Documents from time to time owed to Administrative Agent, any Lender or any Indemnitee, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, or any combination thereof, whether before or after the filing of a proceeding under the Bankruptcy Code (whether or not allowed in such proceeding) by or against any Loan Party or any of their respective Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or an ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multi-employer Plan, has made contributions at any time during the current year or the immediately preceding six plan years.

“Permitted Acquisition” means the acquisition, by merger or otherwise, by any Loan Party or any Subsidiary of a Loan Party of assets or equity interests, provided, that (A) such acquisition and all transactions related thereto shall be consummated in accordance with Applicable Law, (B) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing, (C) such assets or equity interests are held in or by Borrower, an existing Loan Party or a new Subsidiary that complies with Subsection 2.12, (D) the assets or business acquired are related to the telecommunications industry, (E) the aggregate consideration (including in the calculation thereof the amount of any assumed Indebtedness) of all Permitted Acquisitions of the assets or equity interests of competitive local exchange carriers, long distance carriers, or assets located in or equity assets of a business organized or principally operated in a developing nation (or any combination of the foregoing), shall not exceed 17.5% of Borrower’s EBITDA for the period of four fiscal quarters most recently ended adjusted on a Pro forma Basis to give effect to such transaction, and (F) Borrower shall be in compliance on a Pro forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Subsection 3.1(F)), with the covenants set forth in Subsections 4.1, 4.2 and 4.3 for the most recently ended test period under such Subsections as if such acquisition had occurred on the first day of such test period.

“Permitted Encumbrances” means the following:

(A)  Liens for taxes, assessments or other governmental charges not yet due and payable or Liens for taxes, assessments or other governmental charges due and payable if the same are being diligently contested in good faith and by appropriate proceedings and then only if and to the extent that adequate reserves therefor are maintained on the books of the Loan Parties and their respective Subsidiaries, as applicable, in accordance with GAAP;

(B)   statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 60 days delinquent or which are being diligently contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor and in any event the aggregate amount of liabilities secured by such Liens is less than $100,000;

(C)   Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder), or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) in the amount and to the extent permitted by Subsection 3.4;

(D)  deposits, in an aggregate amount not to exceed $100,000, made in the ordinary course of business to secure liability to insurance carriers;

(E)   any attachment or judgment Lien which, individually or when aggregated, does not constitute an Event of Default under Subsection 6.1(I) (whether individually or when aggregated with other such Liens);

(F)   easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of their respective Subsidiaries or materially adversely affecting the value of any Collateral;

(G)   Liens in favor of Administrative Agent, for the benefit of itself and Lenders;

(H)  Liens in favor of CoBank as set forth in Subsection 2.7;

(I)    Liens securing purchase money security agreements and Capital Leases permitted under Subsection 3.1(J), provided that such Liens do not encumber any property other than the items purchased with the proceeds of such Indebtedness or leased pursuant to such Indebtedness (and the proceeds of such property) and such liens do not secure any amounts other than amounts necessary to purchase or lease such items;

(J)    Liens existing on the assets of any Person that becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 3.1(F) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 3.1(F);

(K)  Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(L)   Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted hereunder, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(M) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(N)  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business; and

(O)  Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement arising in connection with a transaction which if consummated would constitute a Permitted Acquisition.

(P)   The security interest of Borrower in the ownership interest of Sovernet Holding Company in ION HoldCo, LLC by and through that certain Membership Pledge Agreement given by RLEC Holding Company LLC and Sovernet Holding Company in favor of Borrower, dated as of August 14, 2008, securing that certain Limited Recourse Guaranty, also dated as of August 14, 2008.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party or any of their ERISA Affiliates sponsor or maintain or to which any Loan Party or any of their ERISA Affiliates make, is making, or is obligated to make contributions and includes any Pension Plan.

“Post-Closing Letter” means that certain letter agreement, dated as of even date herewith, executed by the Borrower and addressed to the Administrative Agent, in form and content approved by Administrative Agent, as such letter agreement may be amended, modified, supplemented, extended and restated from time to time

“Prime Rate” means, a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 75% of the United States’ 30 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent, the term “Prime Rate” shall be determined by reference to such other regularly published prime rate based upon any averaging of such 30 banks, as Administrative Agent shall determine, or if no such published average prime rate is available, then the term “Prime Rate” shall mean a variable rate of interest per annum as determined by Administrative Agent equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate announced from time to time by Bank of America, N.A. and Citibank as selected by Administrative Agent (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).  Any change in Prime Rate shall be automatic, without the necessity of notice provided to Borrower or any other Loan Party.

“Pro forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Permitted Acquisition or Asset Disposition (and all other Permitted Acquisitions or Asset Dispositions that have been consummated during the applicable period), or the applicable Material Acquisition or Material Disposition, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Permitted Acquisition, Asset Disposition, Material Acquisition or Material Disposition, (i) in the case of an Asset Disposition or Material Disposition shall be excluded, and (ii) in the case of a Permitted Acquisition or Material Acquisition, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (x) attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable in a manner reasonably satisfactory to Administrative Agent (provided, further, that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Permitted Acquisition, Asset Disposition, Material Acquisition or Material Disposition to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the chief financial officer of Borrower delivered to the Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or Borrower reasonably anticipates that all necessary steps for the realization thereof will be taken within one year following such date of determination).

“Pro Rata Share” means (i) with respect to matters relating to a particular Loan Commitment, the percentage obtained by dividing (a) the commitment of a Lender under such Loan Commitment by (b)  such Loan Commitment and (ii) with respect to all other matters, the percentage obtained by dividing (a) the Total Lender Loan Commitments of Lender by (b) the aggregate Total Lender Loan Commitments of Lender, in either case as such percentage may be adjusted by assignments permitted pursuant to Subsection 8.1; provided, however, if any Loan Commitment is terminated pursuant to the terms hereof, in lieu of commitments, the calculation of clauses (i) and (ii) above, as they relate to or include such Loan Commitment, shall be based on the aggregate amount of Lender’s outstanding loans related to such Loan Commitment and the aggregate amount of all outstanding loans related to such Loan Commitment.

“PUC” means any state, provincial or other local public utility commission or similar regulatory agency or body, including the Guyanan Public Utilities Commission, that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all laws administered by, any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requisite Lenders” means at least two Lenders (to the extent more than one Lender holds any Loan Commitment) who have in the aggregate Pro Rata Shares greater than 50%.

“Restricted Junior Payment” means:  (A) any dividend or other distribution, direct or indirect, on account of any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock or other equity interest of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of a class of stock or other equity interest to the holders of that class; (B) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding; (C) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subject to subordination provisions for the benefit of Administrative Agent and Lenders; and (D) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and shares of any class of stock of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding.

“Revolver Expiration Date” means the earlier of (A) the acceleration of the Obligations pursuant to Subsection 6.3 or (B) September 10, 2014.

“Revolver Facility” means the revolver loan facility extended to Borrower pursuant to Subsection 1.1(A).

“Revolver Loan Commitment” means, initially $75,000,000, as such amount is reduced from time to time as provided in this Agreement.

“Revolver Loans” means an advance or advances under the Revolver Loan Commitment.

“Revolver Note” or “Revolver Notes” means one or more of the Notes of Borrower substantially in the form of
Exhibit 10.1(B), or any combination thereof, and any replacements, reinstatements, renewals or extension of any such notes, in whole or in part.

“Security Agreement” means the pledge and security agreement, dated as of even date herewith, executed by the Loan Parties in favor of Administrative Agent, for the benefit of itself and Lenders, in form and content approved by Administrative Agent, pursuant to which Loan Parties have pledged, as security for the Secured Obligations, on a first priority basis, substantially all personal property of the Loan Parties including, without limitation, stock in their respective Subsidiaries, that they now own or may hereafter acquire, as such agreement may be amended, modified, supplemented, extended and restated from time to time.

“Security Documents” means, collectively, all instruments, documents and agreements executed by or on behalf of the Loan Parties to provide collateral security with respect to the Secured Obligations, including, without limitation, any Security Agreement, any Collateral Contract Assignments and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in such case, as amended, modified, supplemented, extended and restated from time to time.

“Secured Hedge Agreement” means any Hedge Agreement between the Borrower or any other Loan Party and any Lender or Affiliate of any Lender (or Person that was a Lender or Affiliate of any Lender at the time such Hedge Agreement was entered into).

“Security Interest” means all Liens in favor of Administrative Agent, for the benefit of itself, and the other Secured Parties, created hereunder or under any of the Security Documents to secure the Secured Obligations.

“Secured Obligation” means (i) the Obligations and (ii) all obligations of the Borrower or any other Loan Party under any Secured Hedge Agreement.

“Secured Party” means Administrative Agent, any Lender, any Affiliate of a Lender that is a party to a Secured Hedge Agreement that executes and delivers to Administrative Agent a letter agreement in form and substance acceptable to Administrative Agent pursuant to which such Affiliate appoints Administrative Agent as its agent under the applicable Security Documents, and any Indemnitee.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Term Loan” means the Loan under the Term Loan Commitment.

“Term Loan Commitment” means $75,000,000.

“Term Loan Facility” means the term loan credit facility extended to Borrower pursuant to Subsection 1.1(B).

“Term Loan Maturity Date” means the earlier of (A) the acceleration of the Obligations pursuant to Subsection 6.3 or (B) September 10, 2015.

“Term Loan Note” or “Term Loan Notes” means one or more of the notes of Borrower substantially in the form of Exhibit 10.1(C), or any combination thereof, and any replacements, restatements, renewals or extensions of any such notes, in whole or in part.

“Total Interest Coverage Ratio” means, as of the date of calculation, the ratio derived by dividing (A) EBITDA by (B) cash interest expense, each for the then most recently completed four fiscal quarters.

“Total Lender Loan Commitment” means the aggregate commitments of any Lender with respect to the Loan Commitments.

“Total Net Leverage Ratio” means, as of the date of calculation, the ratio derived by dividing (A) the result of (i) Indebtedness (other than as described in clause (H) of the definition of Indebtedness and, to the extent related to or supporting the Indebtedness described in clause (H) of such definition, as described in clauses (K), (L), (M), and (N) of the definition of Indebtedness) minus (ii) unrestricted cash and Cash Equivalents as determined by GAAP by (B) EBITDA for the most recently completed four fiscal quarters.

10.2         Other Definitional Provisions.  References to “Sections,” “Subsections,” “Exhibits” and “Schedules” shall be to Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[Signatures follow on the next page.]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

ATLANTIC TELE-NETWORK, INC.,
as Borrower

/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

GUARANTORS

COMMNET WIRELESS, LLC
COMMNET ILLINOIS, LLC
COMMNET FOUR CORNERS, LLC
COMMNET MIDWEST, LLC
COMMNET OF ARIZONA, L.L.C.
GILA COUNTY WIRELESS, LLC
MOCELCO, LLC
EXCOMM, L.L.C.
SOVERNET HOLDING CORPORATION

/s/ Justin D. Benincasa
Justin D. Benincasa
Treasurer

SOVERNET, INC.
NATIONAL MOBILE COMMUNICATIONS
CORPORATION

/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

SAL SPECTRUM LLC
By: Atlantic Tele-Network, Inc., Its Sole Member

/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

[Signatures continued on following page]

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CHOICE COMMUNICATIONS, LLC

/s/ Justin D. Benincasa
Justin D. Benincasa
Manager

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Commitment to make Revolver Loans: $46,500,000.00	COBANK, ACB, as Administrative Agent, Arranger, an Issuing Bank and a Lender

Pro Rata Share of Revolver Loan Commitment: 62.000000000%

Commitment to make the Term Loan: $66,500,000.00	By:	/s/ John Cole
John Cole
Vice President

Pro Rata Share of the Term Loan: 88.6666666667%
Address:

Total Lender Loan Commitment: $113,000,000.00		CoBank, ACB
900 Circle 75 Parkway
Suite 1400
Pro Rata Share of the Revolver Loan Commitment and Term Loan Commitment: 75.333333334%		Atlanta, Georgia 30339-5946 Attn: Communications and Energy Banking Group Fax No.: (770) 618-3202

With copy to:

CoBank, ACB
5500 S. Quebec Street
Greenwood Village, CO 80111
Attn: Communications and Energy
Banking Group
Fax No.: (303) 224-2718

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Commitment to make Revolver Loans: $20,000,000.00	BANCO POPULAR DE PUERTO
RICO, as a Lender

Pro Rata Share of Revolver Loan Commitment: 26.666666667%

	By:	/s/ Valentino I. McBean
Commitment to make the Term Loan: $0.00	Name: Valentino I. McBean
Title: Sr. Vice President and Regional
Manager
Pro Rata Share of the Term Loan: 0.000000000%
Address:

Total Lender Loan Commitment: $20,000,000.00	Banco Popular de Puerto Rico

Pro Rata Share of the Revolver Loan Commitment and Term
Loan Commitment: 13.333333333%
Attn:
Fax No.:

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Commitment to make Revolver Loans: $4,750,000.00	BROWN BROTHERS HARRIMAN & CO., as a Lender

Pro Rata Share of Revolver Loan Commitment: 6.333333333%

	By:	/s/ John H. Wert, Jr.
Commitment to make the Term Loan: $4,750,000.00	Name: John H. Wert, Jr.
Title: Senior Vice President

Pro Rata Share of the Term Loan: 6.333333333%
Address:

Brown Brothers Harriman & Co.
Total Lender Loan Commitment: $9,500,000.00		1531 Walnut Street
Philadelphia, PA 19102
Attn: Scott Meves
Fax No.: (215) 864-3989
Pro Rata Share of the Revolver Loan Commitment and Term Loan Commitment: 6.333333333%

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Commitment to make Revolver Loans: $3,750,000.00	RAYMOND JAMES BANK, FSB, as a Lender

Pro Rata Share of Revolver Loan Commitment: 5.000000000%

	By:	/s/ Joseph A. Ciccolini
Commitment to make the Term Loan: $3,750,000.00	Name: Joseph A. Ciccolini
Title: Vice President – Senior Corporate Banker

Pro Rata Share of the Term Loan: 5.000000000%
Address:

Total Lender Loan Commitment: $7,500,000.00		Raymond James Bank, FSB
710 Carillon Parkway
St. Petersburg, FL 33716
Pro Rata Share of the Revolver Loan Commitment and Term Loan Commitment: 5.000000000%		Attn: Joseph Ciccolini
Fax No.: (727) 567-8830
Email: RJBank-LoanOpsCorp@
RaymondJames.com (preferred)